UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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AngioDynamics, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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14 Plaza Drive

Latham, New York 12110

(518) 798-1215

September 17, 2015

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of AngioDynamics, Inc. to be held on Tuesday, October 27, 2015 at 2:00 p.m., local time, at the Sofitel Hotel, 45 W 44th Street, New York, NY 10036.

At this year’s Annual Meeting you will be asked to:

(i)	consider and vote upon a proposal to elect three Class III directors, each for a term of three years;

(ii)	consider and vote upon a proposal to ratify the appointment of AngioDynamics’ independent registered public accounting firm for the fiscal year ending May 31, 2016;

(iii)	consider and vote upon a “Say-on-Pay” advisory vote on the approval of the compensation of AngioDynamics’ named executive officers; and

(iv)	transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

As we did last year, we are pleased to furnish proxy materials to our shareholders over the internet. Instead of mailing printed copies to each shareholder, we are mailing a Notice Regarding Internet Availability which contains instructions on how to access your proxy materials, how each shareholder can receive a paper copy of proxy materials, including this Proxy Statement, our annual report on Form 10-K for the fiscal year ended May 31, 2015 and a form of proxy card, and how to access your proxy card to vote through the internet or by telephone. We believe that this e-proxy process will expedite shareholders’ receipt of proxy materials and lower the costs and reduce the environmental impact of our Annual Meeting.

The Board of Directors unanimously believes that the election of its nominees for directors, the ratification of the independent registered public accounting firm and the approval (on an advisory basis) of the compensation of its named executive officers, are in the best interests of AngioDynamics and its shareholders, and, accordingly, recommends a vote “FOR” each proposal.

In addition to the business to be transacted as described above, management will address shareholders with respect to AngioDynamics’ developments over the past year and respond to comments and questions of general interest to shareholders.

Whether or not you plan to attend the Annual Meeting, your vote is important and we encourage you to vote promptly. You may vote your shares via a toll-free telephone number or over the internet. If you requested and received a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. Instructions regarding all three methods of voting are contained on the proxy card. Voting by proxy will ensure your shares are represented at the Annual Meeting. As a result of changes in applicable law, banks and brokers can no longer exercise discretionary voting in uncontested elections of directors. If you are not a shareholder of record, please follow the instructions provided by the shareholder of record (your bank or broker) so that your shares are voted at the meeting on all matters.

Sincerely,

Joseph M. DeVivo

Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

September 17, 2015

The 2015 Annual Meeting of Shareholders of AngioDynamics, Inc. will be held at the Sofitel Hotel, 45 W 44th Street, New York, NY 10036, on Tuesday, October 27, 2015 at 2:00 p.m., local time, for the following purposes:

1.	to vote upon a proposal to elect three Class III directors, each for a term of three years;

2.	to ratify the appointment of PricewaterhouseCoopers LLP as AngioDynamics’ independent registered public accounting firm for the fiscal year ending May 31, 2016;

3.	to vote upon a “Say-on-Pay” advisory vote on the approval of the compensation of AngioDynamics’ named executive officers; and

4.	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only shareholders who held shares at the close of business on Tuesday, September 1, 2015, are entitled to notice of and to vote at the meeting or any adjournments or postponements thereof. Directions to the Annual Meeting can be found at www.Sofitel.com.

It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning your proxy card or by voting on the internet or by telephone. Please see the instructions below under the heading “How do I vote my shares without attending the meeting?”.

The Annual Meeting for which this notice is given may be adjourned from time to time without further notice other than announcement at the meeting or any adjournment thereof. Any business for which notice is hereby given may be transacted at any such adjourned meeting.

By Order of the Board of Directors,

Stephen A. Trowbridge, Senior Vice President, General Counsel and Assistant Secretary

Latham, New York

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting to be Held on October 27, 2015.

Our Proxy Statement for the 2015 Annual Meeting of Shareholders, the proxy card, and annual report on Form 10-K for our fiscal year ended May 31, 2015 are available on the following website: www.proxyvote.com. To view materials via the internet, please follow the instructions set forth on the Notice Regarding Internet Availability mailed on or about September 17, 2015 to all shareholders of record on September 1, 2015.

TABLE OF CONTENTS1

i

ANGIODYNAMICS, INC.

14 Plaza Drive

Latham, New York 12110

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

OF ANGIODYNAMICS, INC.

October 27, 2015

INTRODUCTION

We are furnishing this proxy statement to the shareholders of AngioDynamics, Inc. in connection with the solicitation by our Board of Directors of proxies to be voted at our 2015 Annual Meeting of Shareholders referred to in the attached notice and at any adjournments of that meeting (the “Annual Meeting”). The Annual Meeting will be held at the Sofitel Hotel, 45 W 44th Street, New York, NY 10036, on Tuesday, October 27, 2015 at 2:00 p.m., local time, or at any adjournment or postponement thereof. We expect to mail this proxy statement and the accompanying proxy card or voting instruction form beginning on September 17, 2015 to each shareholder entitled to vote at the Annual Meeting.

When used in this proxy statement, the terms “we,” “us,” “our,” “the Company” and “AngioDynamics” refer to AngioDynamics, Inc. The terms “Board of Directors” and “Board” refer to the Board of Directors of AngioDynamics, Inc. Our principal executive offices are located at 14 Plaza Drive, Latham, New York 12110.

GENERAL INFORMATION ABOUT THE MEETING AND VOTING

What am I voting on?

At the Annual Meeting, we will ask holders of our common stock to consider and vote upon the following items:

1. Election of Directors

The election of three Class III directors, namely, David Burgstahler, Wesley E. Johnson, Jr. and Steven R. LaPorte. If elected, these Class III directors will each serve until the 2018 Annual Meeting of Shareholders and until their respective successors are duly elected and qualified.

2. Ratification of Appointment of Independent Registered Public Accounting Firm

Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending May 31, 2016.

3. Advisory Vote on the Compensation of our Named Executive Officers

A “Say-on-Pay” advisory vote on the approval of the compensation of our named executive officers.

How can I receive proxy materials?

Under rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), we are furnishing proxy materials to our shareholders primarily via the internet, instead of mailing printed copies of proxy materials to each shareholder. On or about September 17, 2015, we began mailing to our shareholders a “Notice of Internet Availability of Proxy Materials” (sometimes referred to herein as the “Notice”) containing instructions on how to access this proxy statement, the accompanying notice of Annual Meeting and our annual report for the fiscal year ended May 31, 2015 online. If you received the Notice by mail, you will not automatically receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy materials. The Notice also instructs you on how you may submit your proxy via the internet.

Finally, you can receive a copy of our proxy materials by following the instructions contained in the notice regarding how you may request to receive your materials electronically or in printed form on a one-time or ongoing basis. Requests for printed copies of the proxy materials can be made through the internet at http://www.proxyvote.com, by telephone at 1-800-579-1639 or by e-mail at sendmaterial@proxyvote.com by sending a blank e-mail with your control number in the subject line.

Who is entitled to vote?

Shareholders of record at the close of business on September 1, 2015, the record date for the Annual Meeting, are entitled to receive this proxy statement and to vote at the meeting and at any adjournment or postponement thereof. As of the close of business on the record date, there were 36,210,885 outstanding shares of our common stock entitled to notice of, and to vote at, the Annual Meeting. Holders of our common stock have one vote per share on each matter to be acted upon. A list of the shareholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and for 10 days prior to the Annual Meeting, for any purpose germane to the meeting, between the hours of 9:00 a.m. and 4:30 p.m. at our principal executive offices at 14 Plaza Drive, Latham, New York 12110, by contacting our General Counsel.

How do I vote my shares without attending the meeting?

If you are a shareholder of record as of the record date for the Annual Meeting, you may vote by granting a proxy. For shares held in street name, you may vote by submitting voting instructions to your broker or nominee. In most circumstances, you may vote:

•

By Internet or Telephone—If you have internet or telephone access, you may submit your proxy by following the voting instructions in the Notice of Annual Meeting no later than 11:59 p.m., New York City Time, on October 26, 2015. If you vote by internet or telephone, you need not return your proxy card.

•

By Mail—If you received a paper copy of this proxy statement, you may vote by mail by signing, dating and mailing your proxy card in the envelope provided. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, or attorney or an officer of a corporation), you should indicate your name and title or capacity.

How do I vote my shares in person at the meeting?

If you are a shareholder of record and prefer to vote your shares at the meeting, bring the accompanying proxy card (if you received a paper copy of the proxy statement) and proof of identification. You may vote shares held in street name only if you obtain a “legal” proxy from the record holder (bank, broker or other nominee) giving you the right to vote the shares.

Even if you plan to attend the meeting in person, we encourage you to vote in advance by internet, telephone or mail so that your vote will be counted in the event you are unable to attend.

How do I gain admission to the meeting?

If you wish to attend the Annual Meeting and you are a record holder, you must bring valid state or federal identification or a passport to register before entering the meeting. All invited guests will need valid identification in order to enter the meeting. If you hold shares through an intermediary, such as a bank, broker, trustee or other nominee, and you plan to attend the Annual Meeting, you must bring proof of share ownership, such as a recent bank or brokerage firm account statement or a letter from the bank, broker, trustee or other nominee holding your shares, confirming your ownership in order to gain entrance to the meeting.

What does it mean if I receive more than one proxy card or Notice?

If you receive more than one proxy card or Notice, it generally means that you hold shares registered in more than one account. If you received a paper copy of this proxy statement and you vote by mail, you should sign and return each proxy card. Alternatively, if you vote by internet or telephone, you should vote once for each proxy card and/or Notice you receive. If you have received more than one Notice, you should vote once for each Notice that you receive.

May I change my vote?

Yes. Whether you have voted by mail, internet or telephone, you may change your vote and revoke your proxy, prior to the Annual Meeting, by:

•	Sending a written statement to that effect to AngioDynamics’ Senior Vice President and General Counsel;

•	Voting by internet or telephone at a later time;

•	Submitting a properly signed proxy card with a later date; or

•

Voting in person at the Annual Meeting and by filing a written notice of termination of the prior appointment of a proxy with AngioDynamics, or by filing a new written appointment of a proxy with AngioDynamics (unless you are a beneficial owner without a legal proxy, as described below).

Please note, however, that if a shareholder’s shares are held of record by a bank, broker, trustee or other nominee and that shareholder wishes to vote at the Annual Meeting, the shareholder must bring to the Annual Meeting a letter or “legal proxy” from the bank, broker, trustee or other nominee, confirming the shareholder’s beneficial ownership of the shares.

What constitutes a quorum?

A majority of the outstanding shares of common stock present in person or by proxy is required to constitute a quorum at the Annual Meeting. For purposes of determining the presence of a quorum for transacting business at the Annual Meeting, abstentions and broker “non-votes” (proxies from banks, brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares on a particular matter with respect to which the banks, brokers or nominees do not have discretionary power) will be treated as shares that are present.

How does the Board recommend that I vote?

The Board of Directors recommends that you vote your shares:

•	“FOR” the election of three Class III directors who have been nominated by the Board of Directors;

•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as AngioDynamics’ independent registered public accounting firm for the fiscal year ending May 31, 2016;

•	“FOR” the approval (on an advisory basis) of the compensation of our named executive officers; and

•

with respect to any other matter that may properly be brought before the Annual Meeting, in accordance with the judgment of the person or persons voting. We do not expect that any matter other than as described in this proxy statement will be brought before the Annual Meeting.

What happens if I do not give specific voting instructions?

Shareholders of Record. If you are a shareholder of record and you indicate when voting over the internet or by telephone that you wish to vote as recommended by the Board, or sign and return a proxy card without giving specific voting instructions, then the persons named as proxies will vote your shares in the manner recommended by the Board of Directors on all matters presented in this proxy statement and as the persons named as proxies may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

Street Name Holders. If you hold your shares in “street name” (that is, through a bank, broker, trustee or other nominee) and do not provide specific voting instructions, then, under the rules of The Nasdaq Stock Market, the bank, broker, trustee or other nominee may generally vote on routine matters but cannot vote on non-routine matters. If you do not provide voting instructions on non-routine matters, your shares will not be voted by your bank, broker or other nominee. As a result, your bank, broker, trustee or other nominee may not vote your shares without receipt of a voting instruction form with respect to Proposal 1 and 3 because each proposal is a non-routine matter, but may vote your shares without your instructions with respect to Proposal 2 (ratification of appointment of independent registered public accounting firm) because this matter is considered routine.

What is the voting requirement to approve each proposal?

Under Delaware law and AngioDynamics’ Amended and Restated Certificate of Incorporation and By-Laws, if a quorum exists at the meeting, the affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors (Proposal 1). A properly executed proxy marked “withhold authority” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

For the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending May 31, 2016 (Proposal 2), the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on this item will be required for approval.

For the “Say-on-Pay” advisory vote (Proposal 3), the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will reflect the advice of the shareholders. The approval, on an advisory basis, of the compensation paid to our named executive officers, also known as a “Say on Pay” vote, is an advisory vote mandated by the Dodd-Frank Wall Street Reform and Consumer Protection Act. This means that while we ask shareholders to approve the compensation paid to our named executive officers, it is not an action that requires shareholder approval, and shareholders are not voting to approve or disapprove the Board’s recommendation with respect to this proposal. This advisory vote is non-binding on the Board, although the Board and the Compensation Committee welcome the input of shareholders on the Company’s compensation policies and will take the advisory vote into account in making determinations concerning executive compensation.

A properly executed proxy marked “Abstain” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum present. Accordingly, an abstention will have the effect of a negative vote on all proposals other than the election of directors.

What is a broker non-vote?

If you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal for which your broker does not have or does not exercise discretionary authority to vote (a “broker non-vote”). Shares constituting broker non-votes are not counted or deemed to be present in person or by proxy for the purpose of voting on a non-routine matter at the Annual Meeting and, therefore, will not be counted for the purpose of determining whether shareholders have approved the election of directors in

Proposal 1 or the “Say-on-Pay” advisory vote in Proposal 3, because such proposals are considered non-routine matters. If you do not provide voting instructions to your broker, your broker only will have discretion to vote your shares on Proposal 2, because the ratification of the appointment of the independent registered public accounting firm is considered a routine matter. Broker non-votes are counted as present for the purpose of determining whether a quorum is present at the Annual Meeting.

How can I find voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting and, within four business days following the date of the Annual Meeting, we will file a Current Report on Form 8-K with the SEC indicating final voting results.

Who bears the cost of soliciting proxies?

The cost of solicitation of proxies being solicited on behalf of the Board of Directors will be borne by us. In addition to the use of the mail and the internet, proxy solicitation may be made by telephone, facsimile and personal interview by our officers, directors and employees.

PROPOSAL 1—ELECTION OF DIRECTORS

Nominees

Our Board of Directors currently consists of nine directors. There is one vacancy on our Board that was created when Vincent A. Bucci retired from our Board in March 2014. The Board is classified into three classes, each of which has a staggered three-year term. At the Annual Meeting, our shareholders will be asked to elect three Class III directors, namely, David Burgstahler, Wesley E. Johnson, Jr. and Steven R. LaPorte. If elected, Messrs. Burgstahler, Johnson and LaPorte will hold office until the Annual Meeting of Shareholders to be held in 2018 and until their successors are duly elected and qualified. The Class I directors and Class II directors will continue in office during the terms indicated below. Unless otherwise specified, all proxies received will be voted in favor of the election of the nominees named below as directors of AngioDynamics. Directors will be elected by a plurality of the votes cast, in person or by proxy, at the Annual Meeting.

The current term of each of David Burgstahler, Wesley E. Johnson, Jr. and Steven R. LaPorte expires at the 2015 Annual Meeting and when his respective successor is duly elected and qualified. Each of Messrs. Burgstahler, Johnson and LaPorte has consented to be named as a nominee and, if elected, to serve as a director. Management has no reason to believe that any of the nominees will be unable or unwilling to serve as a director if elected. Should any of the nominees not remain a candidate for election at the date of the Annual Meeting, proxies will be voted in favor of the nominees who remain candidates and may be voted for substitute nominees selected by the Board of Directors.

Set forth below are the names, principal occupations and director positions on public companies, in each case, for the past five years, ages of the directors and nominees, and information relating to other positions held by them with us and other companies. Additionally, there is a brief discussion of each director’s and nominee’s experience, qualifications, attributes or skills that led to the conclusion that such person should serve as a director. There are no family relationships between or among any of the directors, executive officers and nominees for director.

Nominees to serve as Class III Directors (Term expiring at the 2018 Annual Meeting):

David Burgstahler, age 47, joined our Board on May 22, 2012 in connection with our acquisition of Navilyst. Mr. Burgstahler is a founding partner of Avista Capital Partners since 2005 and since 2009, has been President of Avista. Prior to forming Avista, he was a partner of DLJ Merchant Banking Partners. He was at DLJ Investment Banking from 1995 to 1997 and at DLJ Merchant Banking Partners from 1997 through 2005. Prior to that, he worked at Andersen Consulting (now known as Accenture) and McDonnell Douglas (now known as Boeing). He holds a Bachelor of Science in Aerospace Engineering from the University of Kansas and a Master of Business Administration from Harvard Business School. Mr. Burgstahler currently serves as a Director of ConvaTec Inc., INC Research Holdings, Inc., Lantheus Holdings Inc., Strategic Partners, Inc., Vertical/Trigen Holdings, LLC, Visant Corporation and WideOpenWest, LLC. He previously served as a Director of BioReliance Holdings, Inc. and Warner Chilcott plc.

Mr. Burgstahler’s strong finance and management background, with over 20 years in banking and private equity finance and extensive experience serving as a director for a diverse group of private and public companies, provides valuable business, corporate governance and financial expertise to our Board.

Wesley E. Johnson, Jr., age 57, joined our Board in January 2007. Since February 2013, Mr. Johnson has been Chief Executive Officer and Director of Admittance Technologies, Inc., a medical device company. Mr. Johnson is also a director of Minimus Spine, Inc., a private medical device company. From 2003 to 2007, Mr. Johnson served as a member of the board of RITA Medical Systems, Inc. From February 2008 to May 2012, Mr. Johnson served as President, CEO and director of Cardiokinetix, Inc., a developer of medical devices for the treatment of congestive heart failure. From October 2005 to February 2008, Mr. Johnson served as General Manager of Abbott Spine, S.A., a division of Abbott Laboratories. From June 2003 to October 2005, Mr. Johnson

served as Division Vice President, Finance for Abbott Spine. From May 1999 to June 2003, he served as Vice President of Operations and Chief Financial Officer for Spinal Concepts. Mr. Johnson holds a B.B.A. in Accounting from Texas A&M University and became a certified public accountant in 1981. Mr. Johnson is a member of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.

Mr. Johnson’s service as CFO for Spinal Concepts, General Manager of Abbott Spine and CEO of Cardiokinetix provides valuable business, leadership and management experience, particularly with respect to the numerous financial, business and strategic issues faced by a diversified medical device company.

Steven R. LaPorte, age 65, joined our Board in January 2007. From 2005 to 2007, Mr. LaPorte served as a member of the board of RITA Medical Systems, Inc. Mr. LaPorte is a partner at ONSET Ventures and currently serves as a member of the boards of Valeritas Inc., Neuro Access Technologies, Cardiosolv, and Biocontrol Ltd. (United Kingdom). Mr. LaPorte also served as the Chief Technology Officer for Intelect Medical until its acquisition by Boston Scientific in January 2011. From 1978 until his retirement in 2005, Mr. LaPorte worked for Medtronic Inc. Mr LaPorte served in various executive positions in Medtronic’s Cardiac Rhythm Management and Neurological Divisions, as well as in Corporate Headquarters. Mr. LaPorte holds a B.S. from the University of Wisconsin Stevens Point and an MBA from the University of Minnesota. Mr. LaPorte is the chairman of our Nominating and Corporate Governance Committee and a member of our Compensation Committee.

Mr. LaPorte’s service with Medtronic and as CTO of Intelect Medical provides valuable business, leadership and management experience with respect to the issues facing a diversified medical device company. In addition, Mr. LaPorte’s experience as a Venture Partner for Onset Ventures provides insight into emerging technologies and strategic directions in the healthcare industry.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES.

Other Directors

The following Class I and Class II directors will continue on the Board of Directors for the terms indicated:

Class I Directors (Term expiring at the 2016 Annual Meeting):

Jeffrey G. Gold, age 67, has served as a director since 1997. Since April 2014, Mr. Gold has been President and CEO of Myoscience, Inc., a privately-held medical device company focusing on Focused Cold TherapyTM for the treatment of peripheral nerve conditions. From January 2012 to April 2014, Mr. Gold was CEO at Velomedix, Inc., a medical device company focused on therapeutic hypothermia for patients experiencing heart attack, stroke or cardiac arrest. Prior to January 2012, Mr. Gold was a Venture Partner for Longitude Capital, a healthcare venture capital fund from January 2007 through December 2011. Mr. Gold was President and CEO of CryoVascular Systems, a peripheral vascular disease device company, from 2001 through its sale to Boston Scientific in 2005. From 1997 to 2000, he was Executive Vice President and Chief Operating Officer of Cardio Thoracic Systems, Inc., a company engaged in the development and introduction of devices for beating-heart coronary bypass surgery. Prior to that, Mr. Gold spent 18 years with Cordis Corporation in a variety of senior management roles including Vice President of Manufacturing and Vice President of Research and Development, and was a co-founder and President of Cordis Endovascular Systems, a subsidiary engaged in the interventional neuroradiology and peripheral vascular businesses. At Cordis, Mr. Gold also had responsibility for its peripheral vascular business. He serves on the board of directors of Corindus Inc. (NYSE: CVRS) and several privately held start-up medical device companies and is a member of the Executive Committee for the Center for

Entrepreneurship and Innovation at the University of Florida and is a member of the Commercialization Advisory Board for the Cleveland Clinic. Mr. Gold has a B.S. in Industrial Engineering from Northeastern University in Boston, Massachusetts and an MBA from the University of Florida in Gainesville, Florida. Mr. Gold is a member of our Nominating and Corporate Governance Committee and our Audit Committee.

Mr. Gold provides us with valuable business, leadership and management experience as a result of his tenures at Cordis, CardioThoracic Systems and as President and CEO of CryoVascular Systems. In addition, Mr. Gold’s experience as a Venture Partner for Longitude Capital provides insight into emerging technologies and strategic directions in the healthcare industry. Mr. Gold’s breadth of experience in the healthcare industry, ranging from endovascular devices, coronary bypass surgery and peripheral vascular disease devices, provides our Board with valuable strategic and technical expertise necessary to direct a diverse medical device company.

Kevin J. Gould, age 61, joined our Board of Directors in October 2010. From 1991 to 2007, Mr. Gould held various management positions for the Kendall Company, which later became Tyco Healthcare, a division of Tyco International, Ltd., serving as COO of Tyco Healthcare from 2005 to 2007 and as President, North America, from 2000 to 2005. Tyco Healthcare became a public company in 2007 and is now known as Covidien. Mr. Gould served on the Board of Trustees of St. Elizabeth’s Hospital in Brighton, Massachusetts. Mr. Gould holds a B.A. from St. Anselm’s College in Manchester, New Hampshire and an M.B.A. from Anna Maria College in Paxton, Massachusetts. Mr. Gould is chairman of our Compensation Committee.

Mr. Gould’s service as COO and President, North America of Tyco Healthcare provides our Board with valuable business, leadership and management experience, particularly with respect to the numerous operational, financial, business and strategic issues faced by a growing, diversified medical device company.

Dennis S. Meteny, age 62, joined our Board of Directors in March 2004. Since January 2014, Mr. Meteny has been a director of Blue Water Growth LLC, a global business consulting firm with services including mergers and acquisitions, private capital solutions, product distribution, outsourcing, and a wide variety of business advisory services for its Western and Asian clients. From 2006 to January 2014, Mr. Meteny was President and Chief Executive Officer of Cygnus Manufacturing Company LLC, a privately held manufacturer of medical devices, health and safety components, and high precision transportation, aerospace and industrial products. From 2003 to 2006, Mr. Meteny was an Executive-in-Residence at the Pittsburgh Life Sciences Greenhouse, a strategic economic development initiative of the University of Pittsburgh Health System, Carnegie Mellon University, the University of Pittsburgh, the State of Pennsylvania and local foundations. From 2001 to 2003, he was President and Chief Operating Officer of TissueInformatics, Inc., a privately held company engaged in the medical imaging business. From 2000 to 2001, Mr. Meteny was a business consultant to various technology companies. Prior to that, Mr. Meteny spent 15 years in several executive-level positions, including as President and Chief Executive Officer, from 1994 to 1999, of Respironics, Inc. a cardio-pulmonary medical device company. Mr. Meteny holds a B.S. Degree in Accounting from The Pennsylvania State University and an MBA from the University of Pittsburgh. Mr. Meteny is the Chairman of our Audit Committee.

Mr. Meteny’s service as CFO, COO and CEO of Respironics, COO of TissueInformatics and CEO of Cygnus Manufacturing Company, provides our Board with valuable business, leadership and management experience, including leading a large, diverse healthcare company, giving him a keen understanding of the numerous operational and strategic issues facing a diversified medical device company such as AngioDynamics. In addition, as noted above, Mr. Meteny is the Chairman of our Audit Committee and is designated as a “financial expert” as a result of his extensive financial and accounting background with Ernst & Young and his position as CFO of Respironics.

Class II Directors (Term expiring at the 2017 Annual Meeting):

Joseph M. DeVivo, age 48, was appointed President and Chief Executive Officer on August 15, 2011, effective September 7, 2011. Prior to his appointment as President and Chief Executive Officer, Mr. DeVivo

served as Global President of Smith & Nephew Orthopedics, a provider of medical devices operating in the orthopedics, endoscopy and advanced wound management markets, from June 2007 to August 2011. From August 2003 until its acquisition by AngioDynamics in January 2007, Mr. DeVivo served as President and Chief Executive Officer of RITA Medical Systems, Inc., a provider of medical oncology devices. Mr. DeVivo served as President, Chief Operating Officer and Director of Computer Motion Incorporation (CMI), a medical robotics company, from August 2002 to July 2003, and as Vice President and General Manager of a division of Tyco International’s Healthcare Business, U.S. Surgical/Davis and Geck Sutures, from May 1993 to August 2002. Mr. DeVivo earned his Bachelor of Science degree in Business Administration from the E. Clairborne Robins School of Business at the University of Richmond in 1989.

Through his position as our CEO and his tenures at RITA Medical Systems and Smith & Nephew, Mr. DeVivo brings leadership, extensive business experience and extensive knowledge of the medical device industry to the Board. In addition, Mr. DeVivo brings his strategic vision for our company to the Board. Mr. DeVivo’s service as a Director and CEO of AngioDynamics creates a critical link between management and the Board, enabling the Board to perform its oversight function with the benefits of management’s perspectives on the business.

Howard W. Donnelly, age 54, joined our Board of Directors in March of 2004 and was named Chairman in April 2014. Since 2005, Mr. Donnelly has been President of Concert Medical LLC, a manufacturer of interventional medical devices. In addition in 2010, Mr. Donnelly became President and CEO of HydroCision Inc, a company focused on spine surgery and the pain management market. From 2002 to 2008, Mr. Donnelly was a director and member of the audit, compensation and nominating and governance committees of Vital Signs, Inc. From 1999 to 2002, he was President of Level 1, Inc., a medical device manufacturer and subsidiary of Smiths Group. From 1990 to 1999, Mr. Donnelly was employed at Pfizer, Inc., with his last position as Vice President, Business Planning and Development for Pfizer’s Medical Technology Group from 1997 to 1999. Mr. Donnelly holds a B.S. and an M.B.A. from Bryant College.

Mr. Donnelly brings extensive industry experience as a result of his tenures at Pfizer, Level 1, Concert Medical and HydroCision. Mr. Donnelly provides the Board with valuable business, leadership and management insight, particularly in the areas of manufacturing and business combinations.

Sriram Venkataraman, age 43, joined our Board on May 22, 2012, in connection with our acquisition of Navilyst. Mr. Venkataraman is a Partner of Avista Capital Partners, having joined in May 2007. Prior to joining Avista, Mr. Venkataraman was a Vice President in the Healthcare Investment Banking group at Credit Suisse Group AG from 2001 to 2007. Previously, he worked at GE Healthcare (formerly known as GE Medical Systems) from 1996 to 1999. Mr. Venkataraman holds a Master of Science in Electrical Engineering from the University of Illinois, Urbana-Champaign and a Master of Business Administration with Honors from The Wharton School. He currently serves as a Director of Lantheus Holdings Inc., Vertical/Trigen Holdings, LLC , OptiNose Inc. and Zest Anchors. Mr. Venkataraman is a member of our Audit Committee.

Mr. Venkataraman’s experience in the healthcare industry, his strong finance and management background and his extensive experience in investment banking and private equity finance, with a focus particularly on the healthcare industry, provides the Board with valuable business, strategic and management experience.

CORPORATE GOVERNANCE

Director Independence

The listing standards of The Nasdaq Stock Market LLC require that a majority of a listed company’s directors qualify as independent. Our Board of Directors has determined that eight of our nine directors and nominees—Messrs. Burgstahler, Donnelly, Gold, Gould, Johnson, LaPorte, Meteny, and Venkataraman—are independent under the Nasdaq listing standards. Under the Nasdaq listing standards, an “independent director” is a director who is not an officer or employee of AngioDynamics or any subsidiary and who does not have any relationship that the Board of Directors believes would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Board of Directors reviews the relationships that each director has with our Company on an annual basis and only those directors having no direct or indirect material relationship with our Company and who qualify as independent under the Nasdaq listing standards will be considered independent directors of AngioDynamics.

Communications with the Directors

Shareholders may communicate in writing with any particular director, the independent directors as a group, or the entire Board by sending such written communication to our Secretary at our principal executive offices, 14 Plaza Drive, Latham, New York 12110. Copies of written communications received at such address will be provided to the Board or the relevant director or directors unless such communications are determined by our outside counsel to be inappropriate for submission to the intended recipient(s). However, any communication not so delivered will be made available upon request to any director. Examples of shareholder communications that would be considered inappropriate for submission include, without limitation, customer complaints, business solicitations, product promotions, résumés and other forms of job inquiries, junk mail and mass mailings, as well as material that is unduly hostile, threatening, illegal or similarly unsuitable.

Policy on Director Attendance at Annual Meetings

All Board members are encouraged to attend our Annual Meetings of shareholders absent an emergency or other unforeseen circumstance. All of our directors other than Mr. Burgstahler and Mr. Venkataraman attended our 2014 Annual Meeting of Shareholders.

Code of Business Conduct and Ethics

Our Board of Directors has adopted a written Code of Business Conduct and Ethics for our Company. Our Code of Business Conduct and Ethics is available on our website located at www.angiodynamics.com under the “Investors—Corporate Governance—Governance Documents—Code of Ethics” caption.

Board of Directors Leadership Structure

Howard W. Donnelly is our independent, non-executive Chairman of the Board of Directors, and Joseph M. DeVivo is our Chief Executive Officer. We separate the roles of Chief Executive Officer and Chairman of the Board of Directors in recognition of the differences between the two roles. The Chief Executive Officer is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while the Chairman of the Board of Directors provides guidance to the Chief Executive Officer and sets the agenda for Board meetings and presides over meetings of the Board. We also believe that separation of the positions reinforces the independence of the Board in its oversight of the business and affairs of the Company, and creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of the Company and its shareholders.

Risk Oversight

Our Board of Directors monitors management’s enterprise-wide approach to risk management. The full Board of Directors’ role in discussing and developing our business strategy is a key part of its understanding of the risks the Company faces and what steps management is taking to manage those risks. The Board of Directors regularly assesses management’s appetite for risk and helps guide management in determining what constitutes an appropriate level of risk for the Company.

While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. In particular, the Audit Committee participated in and reviewed management’s enterprise risk assessment, which focused on four primary areas of risk: Strategic; Financial; Operational and Legal/Compliance. In addition, the Audit Committee focuses on financial risks, including internal controls. In setting compensation, the Compensation Committee strives to create incentives that encourage a level of risk-taking behavior consistent with our business strategy.

THE STOCKHOLDERS AGREEMENT

In connection with our acquisition of Navilyst Medical in 2012, we entered into a Stockholders Agreement with certain of the former stockholders of Navilyst, including investment funds affiliated with Avista Capital Partners (which we refer to in this proxy statement as the “Stockholders”). The following is a summary of certain provisions of the Stockholders Agreement and is qualified in its entirety by reference to the Stockholders Agreement, which we incorporate by reference to Exhibit 2.2 of our Current Report on Form 8-K filed with the SEC on May 25, 2012. This summary may not contain all of the information about the Stockholders Agreement that is important to you. We urge you to read the entire Stockholders Agreement carefully because it is the legal document governing important aspects of the relationship among AngioDynamics and the Stockholders.

Board Representation

Pursuant to the terms of the Stockholders Agreement, the size of AngioDynamics’ Board of Directors was increased from eight to ten directors. In addition, our Board of Directors appointed two individuals designated by investment funds affiliated with Avista to serve on our Board (David Burgstahler and Sriram Venkataraman, who are together referred to in this proxy statement as the “Stockholder Designees”) until such time as, with respect to the first Stockholder Designee, the Stockholders’ beneficial ownership in AngioDynamics has been reduced below twenty percent (20%) of the then-outstanding voting shares and, with respect to the second Stockholder Designee, the Stockholders’ beneficial ownership in AngioDynamics has been reduced below ten percent (10%) of the then-outstanding voting shares (each, a “Board Right Termination Event” with respect to such Stockholder Designee). The first Stockholder Designee, Sriram Venkataraman, serves as a Class II director. The second Stockholder Designee, David Burgstahler, serves as a Class III director. If the Stockholders materially breach the Stockholders Agreement, which breach is not cured in all material respects within 15 business days of receipt of notice of such breach, we have the right to terminate the Stockholders’ right to designate the Stockholder Designees.

For as long as the Stockholders have the right to designate the Stockholder Designees in accordance with the provisions of the Stockholders Agreement, AngioDynamics must use commercially reasonable efforts, at each annual general meeting of shareholders of AngioDynamics, to procure the election or re-election of the applicable Stockholder Designee to the Board, for a term expiring at the next annual general meeting of shareholders at which members of the class of directors to which the Stockholder Designee belongs are to be elected or re-elected, or until such Stockholder Designee’s successor is elected and qualified, or at such earlier time, if any, as such Stockholder Designee may resign, retire, die or be removed as a director. If a Stockholder Designee has resigned, retired, died or been removed from office, the Stockholders have the right to designate a replacement Stockholder Designee.

Once a Stockholder Designee is not elected or re-elected, as the case may be, as a director by the requisite vote of AngioDynamics’ stockholders, AngioDynamics will not be obligated to procure the election or re-election of such Stockholder Designee pursuant to the terms of the Stockholders Agreement and the Stockholders will have the right to designate a replacement Stockholder Designee.

Standstill Restrictions

Under the terms of the Stockholders Agreement, each Stockholder and Avista Capital Holdings, LP (“Avista”) will be subject to customary standstill restrictions until the later of (a) the seven-year anniversary of the closing date of the acquisition and (b) the three-year anniversary of the date on which the Stockholders cease to beneficially own voting securities of AngioDynamics representing at least five percent (5%) of the voting securities then outstanding. The standstill restrictions will generally prevent the Stockholders and Avista from (i) acquiring any additional new AngioDynamics voting securities and (ii) taking a number of actions that might result in the Stockholders or Avista exerting influence or control over AngioDynamics, including, but not limited to, the following:

•

acquiring or agreeing to acquire beneficial ownership of any voting securities in addition to the shares issued in connection with the acquisition other than as a result of (i) reverse share splits or other actions of AngioDynamics that cause the Stockholders and their affiliates to beneficially own any excess amount or (ii) shares purchased in the ordinary course of business as a result of the acquisition of any portfolio company or other investment entity that owns any such shares at the time of such acquisition, if such additional shares represent five percent (5%) or less of then-outstanding voting securities or if such ownership is approved by the Board;

•

acquiring or agreeing to acquire beneficial ownership of any other securities issued by AngioDynamics other than shares or other securities purchased in the ordinary course of business as a result of the acquisition of any portfolio company or other investment entity that owns any such securities at the time of such acquisition, if such additional shares represent five percent (5%) or less of the then-outstanding securities of such type of security or if such purchase is approved by the Board;

•	proposing, offering or participating in any effort to acquire AngioDynamics or any of its subsidiaries or any of their assets or operations;

•	inducing or attempting to induce any third party to participate in any effort to acquire beneficial ownership of AngioDynamics’ voting securities;

•

proposing, offering or participating in any tender offer, exchange offer, merger, acquisition, share exchange or other business combination or change of control transaction involving AngioDynamics or any of its subsidiaries, or any recapitalization, restructuring, liquidation, disposition, dissolution or other extraordinary transaction involving AngioDynamics any of its subsidiaries or any material portion of their businesses;

•

seeking to call, requesting the call of, or calling a special meeting of the stockholders of AngioDynamics, or making or seeking to make a stockholder proposal, or requesting a list of AngioDynamics’ stockholders, or seeking election to the board or seeking to place a representative on the Board other than as specified in the Stockholders Agreement, or seeking removal of any director from the Board, or otherwise seeking to control or influence the governance or policies of AngioDynamics;

•

soliciting proxies, designations or written consents of stockholders, or conducting any referendum to vote the securities with respect to any matter, or becoming a participant in any contested solicitation for the election of AngioDynamics’ directors, other than in support of the voting obligations of the Stockholders pursuant to the Stockholders Agreement;

•

forming or participating in a partnership, limited partnership, syndicate or other group within the meaning of Section 13(d)(3) of the Exchange Act, or depositing any voting securities in a voting trust or similar arrangement; or

•	publicly disclosing or causing the public disclosure of any proposal to obtain any waiver, consent or amendment of any of the provisions of the Stockholders Agreement.

Voting

For a period of one year from the date of the Stockholders Agreement, the Stockholders were required to vote all voting securities owned by the Stockholders in accordance with the recommendation of the AngioDynamics Board of Directors. Thereafter, the Stockholders must vote their securities either (a) in accordance with the recommendation of the Board of Directors or (b) in proportion to the votes cast with respect to the voting securities not owned by the Stockholders, for so long as the Stockholders beneficially own at least ten percent (10%) of the outstanding voting securities of AngioDynamics. However, each Stockholder can vote its voting securities in its sole discretion if the Stockholders beneficially own less than fifteen percent (15%) of the Company’s voting securities then-outstanding and there is no Stockholder Designee then serving on the Board.

Registration Rights

The Stockholders have certain registration rights under the Stockholders Agreement. On August 15, 2013, AngioDynamics filed a shelf registration statement on Form S-3. If, at any time, AngioDynamics is not eligible to use Form S-3, it will use Form S-1, but will undertake to register the Stockholders’ shares on Form S-3 promptly thereafter. AngioDynamics will use its reasonable best efforts to keep the registration statement continuously effective and to cooperate in any shelf take down.

AngioDynamics has the right to postpone, for a period not to exceed 30 consecutive days or an aggregate of 75 days in any one-year period, and not more than once in any six-month period, the filing of a registration statement if (A) the SEC issues a stop order suspending the effectiveness of the registration statement or (B) in the good faith judgment of our Board of Directors, such registration would require AngioDynamics to make a public disclosure of material non-public information, which disclosure would reasonably be expected to be materially adverse to AngioDynamics or adversely and materially affect its ability to effect a reasonably imminent material proposed transaction, disposition, financing, reorganization, recapitalization or similar transaction. The obligation of AngioDynamics to register shares and maintain the effectiveness of registration statements shall terminate as to each Stockholder on the earliest of (a) the date that all shares owned by such Stockholder may be freely sold without registration and (b) the date that is four months after the first date on which Stockholders own less than five percent (5%) of the then-outstanding voting shares of the Company.

The Stockholders have certain additional rights in connection with their registration rights under the Stockholders Agreement, including the Company’s agreement to pay all registration expenses and certain other costs in connection with an offering of the Stockholders’ shares.

Termination

The Stockholders Agreement will terminate upon the earlier of (a) the later of (i) the seventh anniversary of the closing of the Navilyst acquisition and (ii) the date that is three years after the first date on which the Stockholders cease to own at least five percent (5%) of the voting shares of the Company then outstanding; and (b) a change of control with respect to AngioDynamics in which all voting shares of AngioDynamics are exchanged for cash consideration. If AngioDynamics consolidates or merges and is not the surviving corporation and the shares are converted or exchanged for non-cash consideration, the successors and assigns of AngioDynamics will honor the registration rights provisions of the Stockholders Agreement while all other provisions of the Stockholders Agreement will terminate upon such change of control.

MEETINGS AND BOARD COMMITTEES

Committees of the Board

During our fiscal year ended May 31, 2015, our Board of Directors had three standing committees, the members of which have been elected by the Board: the Audit Committee; the Compensation Committee; and the Nominating and Corporate Governance Committee. Each committee is composed entirely of independent directors and the chairman and members of each committee are appointed annually by the Board. Each committee is authorized to retain its own outside counsel and other advisors as it desires, subject to, for the Nominating and Corporate Governance Committee a $100,000 annual limitation on fees and expenses for such counsel and advisors without the full Board’s prior consent.

Each committee has adopted a written charter, and a brief summary of each committee’s responsibilities follows.

Audit Committee and Audit Committee Financial Expert

The Audit Committee assists our Board of Directors in its oversight of: (i) the integrity of our financial statements, financial reporting process, system of internal controls over financial reporting, and audit process; (ii) our compliance with, and process for monitoring compliance with, legal and regulatory requirements; (iii) our independent registered public accounting firm’s qualifications and independence; and (iv) the performance of our independent registered public accounting firm. The Audit Committee also provides an open avenue of communication between the independent registered public accounting firm and the Board. The authority and responsibilities of the Audit Committee are set forth in detail in its charter, which is available on our website located at www.angiodynamics.com under the “Investors—Corporate Governance—Committee Charters—Audit Committee” caption. The information on our website is not a part of this proxy statement.

During our fiscal year ended May 31, 2015, the members of the Audit Committee were Dennis S. Meteny, Jeffrey G. Gold, Wesley E. Johnson, Jr. and Sriram Venkataraman, each of whom has been determined by our Board to be independent under the Nasdaq listing standards. The Board has also determined that each member of the Audit Committee is financially literate in accordance with the Nasdaq listing standards and that Mr. Meteny, who serves as the chair of the Audit Committee, is an “audit committee financial expert,” as defined under SEC rules. The Audit Committee met 9 times during our fiscal year ended May 31, 2015. All of such meetings were attended, either in person or telephonically, by all of the members of the Audit Committee. The Audit Committee did not take any actions by unanimous written consent during the fiscal year ended May 31, 2015.

The report of the Audit Committee begins on page 32 of this proxy statement.

Compensation Committee

The Compensation Committee is responsible for: (i) developing and evaluating potential candidates for executive positions; (ii) reviewing and recommending to the Board each year the objectives that will be the basis for the payment of the annual incentive compensation to the CEO; (iii) reviewing our CEO’s performance annually in light of the Compensation Committee’s established goals and objectives; (iv) reviewing and approving the evaluation process and compensation structure for our other executive officers annually and overseeing the CEO’s decisions concerning the performance and compensation of our other executive officers; and (v) reviewing and administering our incentive compensation and other stock-based plans and recommending changes in such plans to the Board, as needed. The authority and responsibilities of the Compensation Committee are set forth in detail in its charter, which is available on our website located at www.angiodynamics.com under the “Investors—Corporate Governance—Committee Charters—Compensation Committee” caption. The information on our website is not a part of this proxy statement. The Compensation Committee has authority under its charter to delegate its responsibilities to a subcommittee of the Committee, but did not do so during our fiscal year ended May 31, 2015.

During our fiscal year ended May 31, 2015, the members of the Compensation Committee were Kevin J. Gould, Wesley E. Johnson, Jr. and Steven R. LaPorte, each of whom has been determined by our Board of Directors to be independent under the Nasdaq listing standards. Mr. Gould serves as chair of the Compensation Committee. The Compensation Committee met 7 times during our fiscal year ended May 31, 2015. All of such meetings were attended, either in person or telephonically, by all of the members of the Compensation Committee. The Compensation Committee took action by written consent on one occasion during the fiscal year ended May 31, 2015.

Compensation Committee Interlocks and Insider Participation

During fiscal 2015 and as of the date of this proxy statement, none of the members of the Compensation Committee was or is an officer or employee of the Company, and no executive officer of the Company served or serves on the compensation committee or board of directors of any company that employed or employs any member of the Company’s Compensation Committee or Board of Directors.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for: (i) assisting the Board in identifying individuals qualified to serve as directors of our Company and on committees of the Board and assessing the background and qualifications of director candidates; (ii) advising the Board with respect to Board composition, procedures and committees; (iii) developing and recommending to the Board a set of corporate governance principles applicable to our Company, including principles for determining the form and amount of director compensation; and (iv) overseeing the evaluation of the Board. The Nominating and Corporate Governance Committee’s guidelines for selecting nominees to serve on the Board are set forth in its charter and summarized below.

The Nominating and Corporate Governance Committee may apply several criteria in selecting and assessing nominees. At a minimum, the committee will consider: (a) whether each such nominee has demonstrated, by significant accomplishment in the nominee’s field, an ability to make a meaningful contribution to the Board’s oversight of the business and affairs of our Company; and (b) the nominee’s reputation for honesty and ethical conduct in the nominee’s personal and professional activities. Additional factors that the committee shall take into account are set forth in its charter, and include, for example, the relevance of a candidate’s specific experiences, skills, industry background and knowledge to the business and objectives of our Company; a candidate’s potential contribution to the diversity of the Board (including gender, race and ethnicity); a candidate’s personal and professional integrity, character and business judgment; a candidate’s time availability in light of other commitments; any potential conflicts of interest involving a candidate; and any other factors or qualities that the committee believes will enhance the Board’s ability to effectively manage and direct our Company’s affairs and business, including, where applicable, the ability of Board committees to perform their duties or satisfy any independence requirements under the Nasdaq listing standards or otherwise. In identifying director candidates, the committee also considers the composition of the Board as a whole, with the goal of achieving a balance of the above-listed criteria across the entire Board and a mix of management and independent directors, while also filling the need for particular skill sets, such as those required of Audit Committee.

The Nominating and Corporate Governance Committee will identify nominees by first evaluating the current members of our Board of Directors whose terms are expiring and who are willing to continue in service. In doing so, the committee will balance the skills and experience of such current directors, as well as the value of continuity of their service, with that of obtaining new perspectives for the Board.

For new nominees, the committee will identify potential candidates based on input from members of the Board and management and, if the committee deems it appropriate, from one or more third-party search firms. The committee will seek new qualified director candidates from, among other areas, the traditional corporate/business environment, healthcare providers and other professional fields and governmental and regulatory agencies that are relevant to our company’s business and objectives. The committee will seek to include qualified and diverse director candidates, including women and individuals from minority groups, in the pool from which nominees are selected. In this regard, the committee and the board believe that a diverse Board can lead to improved company performance by encouraging new ideas, expanding the knowledge base available to the Board and management and fostering a boardroom environment and culture that promotes new perspectives, innovation and deliberation.

Once a person has been identified by the committee as a potential candidate, the committee will assess, based on publicly available information regarding the person, whether the candidate should be considered further. If the committee determines that the candidate warrants further consideration and the person expresses a willingness to be considered and to serve on the Board, the committee will request information from the candidate, review his or her accomplishments and qualifications and conduct one or more interviews with the candidate. If the candidate appears qualified, committee members may also contact references provided by the candidate or other persons with first-hand knowledge of the candidate’s experience and accomplishments. Additionally, candidates may be requested to meet with some or all of the other members of the Board of Directors. Using the input from these interviews and the other information it has obtained, the committee will determine whether it should recommend that the Board nominate, or elect to fill a vacancy with, a final prospective candidate. The committee’s evaluation process is the same for candidates recommended by shareholders.

The authority and responsibilities of the Nominating and Corporate Governance Committee are set forth in detail in its charter, which is available on our website located at www.angiodynamics.com under the “Investors—Corporate Governance—Committee Charters—Nominating & Corporate Governance Committee” caption. The information on our website is not a part of this proxy statement.

During our fiscal year ended May 31, 2015, the members of the Nominating and Corporate Governance Committee were Jeffrey G. Gold, Wesley E. Johnson, Jr. and Steven R. LaPorte, each of whom has been determined by our Board of Directors to be independent under the Nasdaq listing standards. Mr. LaPorte serves as the chair the committee. The Nominating and Corporate Governance Committee met 4 times during the fiscal year ended May 31, 2015. All of such meetings were attended, either in person or telephonically, by all of the members of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee took action by unanimous written consent one time during the fiscal year ended May 31, 2015.

Recommendations by Shareholders of Director Nominees

Shareholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting their names and appropriate background and biographical information to the Nominating and Corporate Governance Committee, c/o AngioDynamics, Inc., 14 Plaza Drive, Latham, New York 12110 at least 90 days but no more than 120 days prior to the anniversary date of the previous year’s Annual Meeting. Assuming that the appropriate information has been timely provided, the committee will consider these candidates in the same manner as it considers other Board candidates it identifies. Our shareholders also have the right to nominate director candidates without any action on the part of the Nominating and Corporate Governance Committee or our Board of Directors by following the advance notice provisions of our by-laws as described under “Nomination of Directors.”

Meetings of the Board and Committees

Our Board of Directors held 10 meetings and took action by unanimous written consent three times during our fiscal year ended May 31, 2015. Each incumbent director attended more than 75% of the meetings of the Board and of each committee of which he was a member that were held during the period in which he was a director or committee member.

OWNERSHIP OF SECURITIES

The following table sets forth the AngioDynamics common stock beneficially owned by each of our directors, each of our named executive officers, all of our directors and executive officers as a group and each person known by us to beneficially own more than 5% of our common stock as of September 1, 2015. Except as otherwise noted, each individual director or named executive officer had sole voting and investment power with respect to the AngioDynamics common stock. As of September 1, 2015, there were 36,210,885 shares of our common stock outstanding. As of September 1, 2015, no director (except Mr. Burgstahler and Mr. Venkataraman, each of whom is affiliated with Avista Capital Partners) or executive officer beneficially owned more than 1% of the shares of our outstanding common stock. As of September 1, 2015, AngioDynamics’ current directors and executive officers as a group beneficially own 3.6% of the shares of common stock outstanding.

Name of Beneficial Owner	Number of Shares of Common Stock Owned as of September 1, 2015(a)		% of Outstanding Shares		Of Shares Beneficially Owned, Number that May be Acquired Within 60 Days of September 1, 2015
5% Owners
Avista Capital Partners GP, LLC c/o Avista Capital Partners 65 East 55th Street, 18th Floor New York, NY 10022	9,433,008	(b)	26.1		—
RGM Capital, LLC 9010 Strada Stell Court, Suite 105 Naples, Florida 34109	2,705,520	(c)	7.5		—
Broadfin Capital, LLC. 237 Park Avenue, Suite 900 New York, NY 10017	2,670,703	(d)	7.4		—
Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, TX, 78746	2,551,453	(e)	7.1		—
BlackRock, Inc. 55 East 52nd Street New York, NY 10022	2,407,242	(f)	6.7		—
Directors
David Burgstahler	9,467,799	(g)	26.1	(g)	31,976
Howard W. Donnelly	81,332		*		59,226
Jeffery G. Gold	90,310		*		59,226
Kevin J. Gould	65,719		*		52,226
Wesley E. Johnson, Jr.	75,907		*		57,660
Steven R. LaPorte	77,298		*		63,687
Dennis S. Meteny	99,424		*		59,226
Sriram Venkataraman	9,433,008	(h)	26.1	(h)	0
Officers
Joseph M. DeVivo	527,648		1.5		478,333
Mark T. Frost	80,705		*		66,972
John Soto	56,158		*		50,259
Stephen A. Trowbridge	27,075		*		12,143
Mark A. Stephens	41,320		*		37,176
All directors and executive officers as a group (19 persons)(h)	1,312,954	(i)	3.6		1,084,864

*	Represents less than one percent of the number of shares outstanding at September 1, 2015.
(a)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Under those rules, although not outstanding, shares of common stock subject to options that are exercisable or will become exercisable within 60 days of September 1, 2015 and restricted stock units that will vest within 60 days of September 1, 2015 are deemed to be outstanding and to be beneficially owned by the person holding the securities for the purpose of computing the percentage ownership of the person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
(b)	Share ownership information is based upon a Schedule 13D filed by Avista Capital Partners GP, LLC on May 24, 2012, which reports that the Schedule 13D was jointly filed by the following persons (each a “Reporting Person” and collectively the “Reporting Persons”): (1) Avista Capital Partners GP, LLC, a Delaware limited liability company (“Avista GP”); (2) Avista Capital Partners, L.P., a Delaware limited partnership (“ACP”); (3) Avista Capital Partners (Offshore), L.P., a Bermuda limited partnership (“ACP Offshore”); and (4) Navilyst Medical Co-Invest, LLC, a Delaware limited liability company (“NM Co-Invest” and together with ACP and ACP Offshore, collectively the “Avista Capital Funds”). ACP may be deemed to beneficially own 5,848,255 shares of Common Stock, ACP Offshore may be deemed to beneficially own 1,542,132 shares of Common Stock, and NM Co-Invest may be deemed to beneficially own 2,042,621 shares of Common Stock. Avista GP is the general partner of each of ACP and ACP Offshore and is the managing member of NM Co-Invest. Voting and investment determinations with respect to the shares held by the Avista Capital Funds are made by an investment committee comprised of the following members: Thompson Dean, Steven Webster, David Burgstahler, Newton Aguiar, Robert Cabes, David Durkin and OhSang Kwon. As a result, and by virtue of the relationships described above, the investment committee of Avista GP may be deemed to exercise voting and dispositive power with respect to the shares held by the Avista Capital Funds. Each of the members of the investment committee of Avista GP disclaims beneficial ownership of such shares.
(c)	Share ownership information is based upon a Schedule 13G/A filed by RGM Capital, LLC and Robert G. Moses, managing member of RGM Capital, LLC, on February 13, 2015. According to the Schedule 13G/A, RGM Capital, LLC and Robert G. Moses beneficially own and have shared voting and dispositive power with respect to 2,705,520 shares.
(d)	Share ownership information is based upon a Schedule 13G/A filed by Broadfin Capital, LLC, Broadfin Healthcare Master Fund, Ltd. and Kevin Kotler on February 17, 2015. According to the Schedule 13G/A, Broadfin Capital, LLC, Broadfin Healthcare Master Fund, Ltd. and Kevin Kotler have beneficial ownership and shared voting and dispositive power with respect to 2,670,703 shares of common stock.
(e)	Share ownership information is based upon a Schedule 13G/A filed by Dimensional Fund Advisors LP on February 5, 2015. According to the Schedule 13G/A, Dimensional Fund Advisors serves as investment adviser to four investment companies and serves as investment manager to certain other commingled group trusts and separate accounts (collectively, the “Funds”). In its role as investment adviser, neither Dimensional Fund Advisors nor its subsidiaries possess voting and/or investment power over the securities of the Issuers that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Issuer held by the Funds. Dimensional Fund Advisors disclaims beneficial ownership of such securities. To the knowledge of Dimensional Fund Advisors, none of the Funds individually own more than 5% of the outstanding shares of Common Stock. The Funds have shared dispositive power with respect to 2,551,453 shares and have shared voting power with respect to 2,443,008 shares.
(f)	Share ownership information based upon a Schedule 13G filed by BlackRock, Inc. on February 2, 2015.
(g)	Includes shares owned by Avista Capital Funds. Each of Mr. Burgstahler and Mr. Venkataraman disclaims beneficial ownership of such shares.
(h)	Reflects shares owned by Avista Capital Funds. Each of Mr. Burgstahler and Mr. Venkataraman disclaims beneficial ownership of such shares.
(i)

Includes all of the persons identified as directors and Messrs. DeVivo, Frost, Soto, Trowbridge, Stephens and Richard Stark, SVP—Global Franchise, Oncology/Surgery, Ben Davis, SVP—Business Development, Charles Greiner, SVP—Global Franchise, Access, Chris Crissman, SVP—Global Franchise, Peripheral

Vascular, Garry Barret, SVP Quality and Regulatory Assurance, and Barbara Kucharczyk, SVP—Global Operations. Does not include shares owned by Avista Capital Funds.

Equity Compensation Plan Information

The following table sets forth information, as of May 31, 2015, with respect to compensation plans under which our equity securities are authorized for issuance.

	(a)		(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	3,037,009	(1)	$14.86	2,277,418
Equity compensation plans not approved by security holders	None		None	None
Total	3,037,009	(1)	$14.86	2,277,418

(1)	Includes (i) 2,299,313 stock options with a weighted-average exercise price of $14.86, (ii) 572,851 restricted stock units, and (iii) 164,845 performance share units.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

AngioDynamics operates in an extremely competitive industry. Our compensation philosophy is designed to:

•	align our executive officers’ compensation with our business objectives and the interests of our shareholders;

•	enable us to attract, motivate and retain the level of successful, qualified senior executive leadership talent necessary to achieve our long term goals; and

•	reward performance, company growth and advancement of our long-term strategic initiatives.

AngioDynamics generally sets executive compensation targets for cash and equity-based compensation at or near the 50th percentile of companies in a predetermined comparable group through a combination of fixed and variable compensation. Our compensation program supports our “pay for performance” philosophy by targeting fixed compensation (base salary) at or near the 50th percentile of the comparable companies and targeting variable compensation at the 50th percentile with the opportunity to earn above the 50th percentile when warranted by performance.

AngioDynamics views these ranges of compensation targets as a guideline, not a rule, in setting and adjusting our compensation programs. While the Compensation Committee attempts to base compensation decisions on the most recent market data available, it also recognizes the importance of flexibility, and may go above or below the targeted ranges for any individual or for any specific element of compensation. Individual executive compensation may be above or below the stated philosophy based on considerations such as individual performance, experience, history and scope of position, current market conditions and the specific needs of the business at critical points in time.

In addition, our compensation strategy takes into account our financial performance relative to our peer companies including companies that:

•	exclusively design, develop, manufacture, and market medical devices;

•	market and sell products primarily through a direct sales force;

•	are headquartered in the United States;

•	are publicly traded on the Nasdaq or NYSE stock exchanges and have at least one published proxy statement;

•

have revenues, market value, and an employee size of a minimum of approximately 50% of, and up to approximately 200% of our expected revenues, market size and employee count for the next fiscal year; and

•	are generally profitable.

Within this overall philosophy, the Compensation Committee’s objectives are to:

•	offer a total compensation package that takes into consideration the compensation practices of similarly situated companies with which we compete for exceptional senior level talent;

•	provide annual cash incentive awards relative to attaining certain pre-determined financial metrics, along with completion of individual objectives;

•	align financial incentives with shareholders’ interests through significant equity-based incentives to senior management; and

•	reward overachievement of goals with programs designed to have significant upside bonus opportunity for participants.

The Compensation Committee

The Compensation Committee is responsible for: (i) assisting the Board in developing and evaluating potential candidates for executive positions; (ii) reviewing and recommending to the Board the corporate goals and objectives with respect to our CEO’s compensation on an annual basis; (iii) reviewing our CEO’s performance annually in light of the committee’s established goals and objectives; (iv) reviewing and approving the evaluation process and compensation structure for our other named executive officers annually and overseeing the CEO’s decisions concerning the performance and compensation of our other named executive officers; and (v) reviewing and ensuring our incentive compensation and other stock-based plans are administered consistent with the terms of such plans and recommending changes in such plans to the Board, as needed. The authority and responsibilities of the Compensation Committee are set forth in detail in its charter, which is available on our website located at www.angiodynamics.com under the “Investors—Corporate Governance—Committee Charters—Compensation Committee” caption.

Our Board of Directors has determined that all of the directors who were members of the Compensation Committee during our fiscal year ended May 31, 2015—Messrs. Gould, Johnson and LaPorte—are independent under the Nasdaq listing standards. Although the Compensation Committee comprises solely independent directors, it does consider the recommendations, if any, provided by our CEO in determining the appropriate levels of compensation for our named executive officers, other than the CEO.

Components of Executive Compensation for Fiscal 2015

The three components of the compensation program for named executive officers are base salary, annual cash incentive compensation and long-term equity-based incentive awards in the form of performance share awards, stock options and restricted stock unit awards. The Compensation Committee administers these components with the goal of providing total compensation that is competitive in the marketplace, while recognizing meaningful differences in individual performance and offering the opportunity to earn superior rewards when merited by individual performance. The Compensation Committee’s policy is to establish ranges for base salary, annual cash incentive compensation and equity-based incentives for named executive officer positions, including that of the CEO, with consideration to the averages paid by similarly-situated companies, which include publicly traded companies of similar structure, revenue, and profitability in the life sciences industry.

In determining these ranges, the Compensation Committee reviewed information from a compensation survey conducted on our behalf in 2013 by Mercer, an independent consulting company engaged by the Compensation Committee to conduct the survey. The Compensation Committee also approved the list of peers to be used in the analysis. During our fiscal year ended May 31, 2015, the Company analyzed information with respect to the following peer group:

Accuray	ICU Medical, Inc.	NxStage Medical, Inc.
Conmed Corporation	Masimo Corporation	Thoratec Corporation
Cyberonics, Inc.	Merit Medical Systems, Inc.	Tornier N.V.
	Natus Medical Incorporated	Volcano Corporation

In order to ensure a comprehensive review in preparing the compensation survey, Mercer took the following steps:

1)	Compiled information to form the basis of the survey, including analyzing and selecting peer companies, analyzing our historical and current compensation practices and philosophies, and determining the positions to be included in the survey, with the assistance of the Compensation Committee and other key contributors.

2)	Performed a proxy review using peer group data and other industry specific surveys to analyze base salary, total cash compensation, and long-term incentives paid to executives and summarized its findings in the form of a competitive pay analysis.

3)	Presented recommendations for comprehensive executive plan strategy and pay structure for the next fiscal year, including base salary levels, design of the annual bonus program, and amount and allocation of short-term and long-term incentive compensation components.

The following table depicts the components of target compensation for our CEO and our NEOs. Each of the components are described in more detail below.

Base Salaries

The base salary for each named executive officer is determined at levels considered appropriate for comparable positions at similarly situated companies, while targeting the average 50th percentile for total cash compensation of executives at such similarly situated companies. Adjustments to each individual’s base salary are made based on annual performance reviews with consideration given to the executive’s performance as well as his/her salary compared with the range of those listed in the aforementioned survey and our executives generally. Among the criteria used in the annual performance reviews are the work and supervisory performance of the executive, demonstrated management and leadership skills, performance to specific established personal goals, and the strengths and weaknesses that the executive demonstrates on the job.

Following are the base salary increases for the named executive officers that were effective June 1, 2015.

Name	Fiscal 2014 Base Salary	Fiscal 2015 Base Salary	Percentage Increase
Joseph M. DeVivo	$625,000	$644,000	3%
Mark T. Frost	$355,350	$362,000	2%
Stephen A. Trowbridge	$287,500	$296,000	3%
John Soto(1)	$320,388	$330,000	3%
Mark A. Stephens	$287,500	$299,000	4%

(1)	Mr. Soto was promoted to Executive Vice President and Chief Commercial Officer in December 2013. His salary at the beginning of 2014 was 278,100. In connection with his promotion, his salary was adjusted to $320,388.

Salary increases for all AngioDynamics employees averaged approximately 3% during our fiscal 2015. The salary increases for our named executive officers were within the guidelines for our employees. The Compensation Committee believes that the salaries for our named executive officers are within the stated philosophy.

Annual Cash Incentives

The Compensation Committee believes that a meaningful portion of the annual compensation of each named executive officer should be in the form of annual cash incentive compensation.

In fiscal 2015, the target incentive payment amounts, as a percentage of base salary, established for the named executive officers was as follows:

Name	Percentage of Base Salary
Joseph M. DeVivo	100%
Mark T. Frost	50%
Stephen A. Trowbridge	45%
John Soto	50%
Mark A. Stephens	45%

For our named executive officers the incentive compensation target comprised 40% based on our achievement of our pre-determined net sales target, 40% based on our achievement of our pre-determined adjusted EBITDA target, and 20% based upon the individual executive’s performance to personal goals established for the fiscal year. The Compensation Committee uses net sales and adjusted EBITDA as the targets to measure financial performance because they believe they are typically highly linked to creating value for shareholders. Additional compensation up to a maximum of 50% of the target incentive payment amounts may be awarded if we overachieve our annual financial targets.

For our fiscal 2015, we achieved 97% of our net sales target of $367 million, resulting in a payout of 60% of the 40% target associated with net sales and 96% of our adjusted EBITDA target of $59.3 million, resulting in a payout of 85% of the 40% target associated with adjusted EBITDA.

For our fiscal year ended May 31, 2015, Mr. DeVivo’s personal goals included certain milestones with respect to days sales outstanding on accounts receivables, gross profit, driving organizational alignment and improvement in the Company’s operations and research and development organizations and quality system improvements. The Compensation Committee determined that Mr. DeVivo should be paid 35% of his personal objectives component. Mr. Frost’s personal objectives included certain milestones with respect to days sales outstanding on accounts receivables, gross profit, improvements in the Company’s closing cycle for financial reports, expanding financial services platforms, and enhancing information technology capabilities in connection with hosting, bar coding and hardware services. The Compensation Committee determined that Mr. Frost should be paid 39% of his personal objectives component. Mr. Trowbridge’s personal objectives included certain milestones with respect to gross profit, monetization of certain IP assets, development of a health care economics department and interim management of the Company’s regulatory department. The Compensation Committee determined that Mr. Trowbridge should be paid 70% of his personal objectives component. Mr. Soto’s personal objectives included certain milestones with respect to days sales outstanding on accounts receivables, gross profit, implementing a regional structure in the Company’s OUS business, commencing data registries with respect to the Company’s Oncology/Surgery and AngioVac products, and implementing an improved R&D stage gate process. The Compensation Committee determined that Mr. Soto should be paid 40% of his personal objectives component. Mr. Stephens’ personal objectives included certain milestones with respect to gross profit, delivering sales process training to entire sales force, increasing customer utilization of EDI, building and delivering management training programs to sales managers and successfully renegotiating certain facilities leases. The Compensation Committee determined that Mr. Stephens should be paid 70% of his personal objectives component.

Long-Term, Equity-Based Incentive Awards

In 2004, we adopted the AngioDynamics 2004 Stock and Incentive Award Plan, or, as amended, the 2004 Plan. The 2004 Plan provides for the grant of incentive awards, including performance share awards,

performance unit awards, restricted stock awards and restricted stock unit awards, as well as incentive and non-qualified stock options and stock appreciation rights. The Compensation Committee believes that including equity grants as a significant component of executive compensation aligns our executives’ interest with those of our shareholders. The Compensation Committee has made grants of stock options, restricted stock unit awards and performance share awards and, in the future, expects to offer other awards under the 2004 Plan in order to provide named executive officers with an opportunity to share, along with shareholders, in our long-term performance and to reward these individuals for their contribution to our performance.

Stock option and restricted stock unit grants generally are made to each named executive officer upon his or her joining AngioDynamics and satisfying the requirements for eligibility under the plan, with additional grants being made annually as options under the initial grants vest. Stock options granted under the 2004 Plan generally have a four-year vesting schedule and generally expire seven years from the date of grant. The exercise price of options granted under our plan must be at least 100% of the fair market value of the underlying stock on the date of grant. In addition, grants of restricted stock units and/or performance share awards may also be made to each named executive officer. Restricted stock unit awards typically vest equally over a four-year period and are released if the employee remains active with the company through the vesting date. Performance share awards are generally made each year, with each grant having a three-year term with payouts to be made in shares of AngioDynamics’ common stock at the end of the term ranging between 0 and 200% of the grant amount depending on AngioDynamics’ total shareholder return relative to a peer group of companies with similar risk profiles to AngioDynamics. In the event of the named executive officer’s termination of employment, all of his or her unvested options, restricted stock units and performance shares will be forfeited in accordance with the provisions of the 2004 Plan.

The number of stock options, restricted stock units or performance shares granted to each named executive officer is generally based upon several factors, including: (i) position with AngioDynamics; (ii) base salary; (iii) performance; and (iv) the grants made, on average, by similarly situated companies to executives with similar responsibilities. For our fiscal year ended May 31, 2015, the Compensation Committee set targets of total long term incentive awards at 225% of base salary for the CEO, 85% of base salary for the Executive Vice Presidents and 75% of base salary for Senior Vice Presidents. For each of the Company’s named executive officers, the total long term incentive target comprises 40% of total value from options, 30% of total value from restricted stock units and 30% of total value from performance shares. The Compensation Committee and the Board of Directors believe that this annual long term incentive program provides a strong pay for performance orientation while effectively incentivizing management decision making and providing appropriate retention incentives. Performance share payouts are directly tied to AngioDynamics’ total shareholder return relative to a peer group of companies with similar risk profiles to AngioDynamics. Stock options effectively incentivize management to maximize company performance, as the value of options is directly tied to appreciation in the value of our common stock. Stock options also provide an effective retention mechanism because of the four-year vesting provisions. Restricted stock units are intended to retain key management through vesting periods, with the opportunity for capital accumulation and more predictable long-term incentive value than stock options.

For our fiscal year ended May 31, 2015, the Compensation Committee set target grants of options for our named executive officers as follows:

CEO	88,901
CFO	18,901
SVP and General Counsel	13,625
EVP and Chief Commercial Officer	17,188
SVP Administration	13,758

For our fiscal year ended May 31, 2015, the Compensation Committee set target grants of restricted stock units for our named executive officers as follows:

CEO	30,884
CFO	6,569
SVP and General Counsel	4,735
EVP and Chief Commercial Officer	5,974
SVP Administration	4,781

For our fiscal year ended May 31, 2015, the Compensation Committee set target grants of performance unit awards for our named executive officers as follows:

CEO	41,178
CFO	8,759
SVP and General Counsel	6,314
EVP and Chief Commercial Officer	7,965
SVP Administration	6,375

Grants of options and restricted stock units to our named executive officers are set forth below in the table titled “Grants of Plan-Based Awards for Fiscal 2015.”

The following tables illustrates the composition of all compensation elements for our CEO actually paid (as disclosed in the Summary Compensation Table) for our fiscal years ended May 31, 2013 through May 31, 2015.

Realized Compensation

Total compensation for our named executive officers, as shown in the 2014 Summary Compensation Table below, includes several items required to be included therein, such as grant date fair value for restricted stock units and performance shares. Restricted stock units vest in equal installments over a four year vesting period and performance shares vest at the end of a three year period in amounts based upon the Company’s relative rank among its peer group for total shareholder return. As a result, total compensation as defined by the SEC differs substantially from the compensation actually realized by our named executive officers in a particular year. To supplement the SEC-required disclosure and illustrate the difference between total compensation and realized compensation, the table below shows compensation actually realized by our CEO, derived from information reported on his IRS W-2 form, which includes cash compensation actually paid (base salary and incentive compensation) and the value of equity instruments exercised or vested during the applicable fiscal year. Realized compensation is not a substitute for total compensation.

	Fiscal 2013	Fiscal 2014	Fiscal 2015
Total Realized Compensation	$902,558	$998,481	$866,471

Stock Ownership Guidelines

To further align the interests of management and shareholders, we maintain stock ownership guidelines for the Board of Directors and our senior executive officers. Under these guidelines, each member of our Board of Directors is required to hold an amount of shares equal to six times the base annual retainer (currently $24,000). New members of the Board of Directors are allowed 36 months from the time they join the Board to acquire the required number of shares, provided they acquire at least 1/3 of the required amount within 15 months of joining the Board and an additional 1/3 within 27 months of joining the Board. In August 2011, our Compensation Committee adopted revised guidelines with respect to our senior executives. Our CEO is required to hold an amount of shares equal to three times his or her base salary, our Executive Vice President and CFO and each of our Senior Vice Presidents is required to hold an amount of shares equal to one times his or her base salary. Employees who are hired or promoted to these management positions must acquire the required number of shares within five years. A senior executive that participates in our employee stock purchase plan at the maximum level from such senior executive’s eligibility date may count unvested restricted stock units towards his or her shareholding requirement. A senior executive that holds an amount of shares less than the applicable ownership level must hold 100% of all Net Shares (as defined below) granted by the company to be eligible for future stock option grants or other equity awards. Net Shares are all shares received pursuant to all company equity awards excluding shares sold to cover (i) the exercise price of options and/or (ii) taxes. The Compensation Committee is mindful that each individual’s personal circumstances will affect progress toward the targeted levels of stock ownership. Senior executives who are unable to achieve or maintain the targeted level of ownership within the prescribed time period may consult with the Compensation Committee with respect to a hardship exemption. Each member of our Board of Directors and each of our senior executives is currently in compliance with the applicable holding requirement.

Hedging and Pledging Policy.

Our Insider Trading Policy prohibits directors and employees, including named executive officers, from engaging in hedging or monetization transactions, such as zero-cost dollars and forward sale contracts, and from engaging in borrowing against AngioDynamics’ securities held in a margin account, or pledging AngioDynamics’ securities as collateral for a loan (unless the individual can clearly demonstrate the financial capacity to repay the loan without resorting to the pledged securities).

Perquisites

All executives of AngioDynamics are eligible to participate in our Fleet Vehicle Program at the executive level. Executives hired before May 2012 may accept a company vehicle. Executives hired after May 2012 are entitled to an automobile allowance of $1,200 per month and we will cover the employee’s expenses for gas for company related business.

Deferred Compensation Program

We do not sponsor or maintain any deferred compensation programs for the benefit of any of our named executive officers.

Potential Payments upon Termination or Change in Control

Executive Severance Policy

Our named executive officers may be eligible for severance payments and benefits under our AngioDynamics Senior Executive Severance Pay Guidelines.

A senior executive may be eligible to receive severance benefits in the following situations:

•	The elimination of the executive’s job or position;

•	The relocation of the executive’s job or position to a location in excess of 60 miles from the current location of employment; or

•	Divestment of the executive’s business or business unit, unless the acquiring/successor entity offers continuing employment that does not involve a major relocation, as described above.

A senior executive would generally not be eligible for severance benefits in the following situations:

•	Terminations for performance reasons, including, but not limited to, violating work rules;

•	Voluntary resignations;

•

In the event of an asset or stock sale, where the executive continues employment with a successor in interest to AngioDynamics or any of either its or AngioDynamics’ subsidiaries, affiliates or joint ventures; or

•	A transfer or reassignment of the executive to another location, division, subsidiary, affiliate or joint venture that does not result in relocation as described above.

In addition, severance under this policy typically will not be available to executives who have agreements with AngioDynamics, its subsidiaries and/or affiliates and joint ventures that provide for payments upon termination of employment, other than those that derive from these guidelines. To be eligible for severance pay the executive must sign a separation agreement acceptable to the Company. During our fiscal year ended May 31, 2015, in general, the following schedule for the payment of cash severance is considered appropriate:

Service Completed	Severance Payment
Less than 3 years of service	1 month base salary
3-5 years of service	2 months base salary
6-9 years of service	3 months base salary
10-12 years of service	4 months base salary
13+ years of service	6 months base salary

The following additional consideration may be appropriate for exempt employee positions described below:

•	Vice Presidents: an additional 4 months of base salary; and

•	Sr. Vice Presidents: an additional 6 months of base salary.

Executive Vice Presidents and Sr. Vice Presidents who report directly to the CEO are entitled to an aggregate severance benefit equal to 12 months of base salary.

In general, the CEO is eligible for a severance benefit equal to 18 months of base salary, unless a different severance benefit is set forth in an effective agreement.

The maximum severance period that will be offered under any circumstances (other than to the CEO) is 12 months.

Payments are generally made in accordance with the Company’s regular salary payment practices, subject to modification in connection with Section 409A of the Internal Revenue Code, unless a different method is set forth in an effective agreement.

Additional benefits such as outplacement assistance, continued insurance coverage, and/or an agreement not to contest eligibility for unemployment compensation, may also be offered in a separation agreement.

Change-In-Control Arrangements

In August 2013, our Board of Directors authorized us to enter into change in control severance agreements with certain executive officers. Each agreement has an initial term ending December 31, 2013, and each year will automatically renew for an additional one year term, provided however, that if a change in control occurs the term will expire no earlier than 12 calendar months after the calendar month in which such change in control occurs. A change of control is generally defined in each agreement as any of the following: (i) a person is or becomes a beneficial owner of more than 50% of our voting securities, (ii) the composition of a majority of our Board changes, (iii) we consummate a merger or consolidation, or (iv) our shareholders approve a plan of liquidation or sale of substantially all of our assets. Each agreement provides, among other things, that if a change in control occurs during the term of the agreement, and the executive’s employment is terminated either by us or by the executive, other than (a) by us for cause, (b) by reason of death or disability, or (c) by the executive without good reason, such executive will receive a severance payment equal to: (A) 2.5 times his annual base salary for Mr. DeVivo and 2 times the executive’s annual base salary for Messrs. Frost, Trowbridge, Soto and Stephens, (B) unpaid and prorated annual bonus amounts, and (C) earned but unused vacation time. In addition, each change in control Agreement provides that in the event that the severance and other benefits provided for in the agreement or otherwise payable to the executive would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the benefits under the agreement will be either (i) delivered in full, or (ii) delivered to a lesser extent which would result in no portion of the benefits being subject to such excise tax, whichever is more beneficial to the executive.

Payment made under each respective agreement is generally made in a lump sum within thirty days following termination subject to delay if required by Section 409A of the Internal Revenue Code.

The following tables show potential payments to Messrs. DeVivo, Frost, Trowbridge, Soto and Stephens under existing agreements, plans or other arrangements, for various scenarios involving a change in control or termination of employment, in each case assuming the termination date was June 1, 2015 and where applicable, using the closing market price of our common stock of $16.11 per share on that date (as reported on Nasdaq).

Joseph M. DeVivo

Payments Due Upon Termination:	Termination for Cause(1)	Voluntary Termination(2)	Involuntary Termination Without Cause(3)	Termination Following Change in Control(4)	Disability	Death	Retirement
Cash Severance
Base Salary	$—	$—	$966,000	$1,610,000	$—	$—	$—
Bonus	—	—	—	680	—	—	—

Total Cash Severance	—	—	966,000	1,610,680	—	—	—
Benefits & Perquisites
Health and Welfare Benefits(5)	—	—			—	—	—

Total Benefits & Perquisites	—	—			—	—	—
Long Term Incentives
Value of Accelerated Stock Options(6)	—	—	—	676,350	676,350	676,350	—
Value of Accelerated Restricted Stock Units and Performance Shares(7)	—	—	—	3,535,413	891,684	891,684	—

Total Value of Long Term Incentives	—	—	—	4,211,763	1,568,034	1,568,034	—

Total Value:
All Benefits	$—	$—	$966,000	$5,822,443	$1,568,034	$1,568,034	$—

Mark T. Frost

Payments Due Upon Termination:	Termination forCause(1)	Voluntary Termination(2)	Involuntary Termination Without Cause(3)	Termination Following Change in Control(4)	Disability	Death	Retirement
Cash Severance
Base Salary	$—	$—	$362,000	$724,000	$—	$—	$—
Bonus	—	—	—	131	—	—	—

Total Cash Severance	—	—	362,000	724,131	—	—	—
Benefits & Perquisites
Executive Car Allowance	—	—	—	—	—	—	—

Total Benefits & Perquisites	—	—	—	—	—	—	—
Long Term Incentives
Value of Accelerated Stock Options(6)	—	—	—	298,906	298,906	298,906	—
Value of Accelerated Restricted Stock Units and Performance Shares(7)	—	—	—	659,167	122,514	122,514	—

Total Value of Long Term Incentives	—	—	—	958,073	421,420	421,420	—

Total Value:
All Benefits	$—	$—	$362,000	$1,682,204	$421,420	$421,420	$—

Stephen A. Trowbridge

Payments Due Upon Termination:	Termination for Cause(1)	Voluntary Termination(2)	Involuntary Termination Without Cause(3)	Termination Following Change in Control(4)	Disability	Death	Retirement
Cash Severance
Base Salary	$—	$—	$296,000	$592,000	$—	$—	$—
Bonus	—	—	—	120	—	—	—

Total Cash Severance	—	—	296,000	592,120	—	—	—
Benefits & Perquisites
Executive Car Allowance	—	—	—	—	—	—	—

Total Benefits & Perquisites	—	—	—	—	—	—	—
Long Term Incentives
Value of Accelerated Stock Options(6)	—	—	—	81,890	81,890	81,890	—
Value of Accelerated Restricted Stock Units and Performance Shares(7)	—	—	—	697,036	124,829	124,829	—

Total Value of Long Term Incentives	—	—	—	778,926	206,719	206,719	—

Total Value:
All Benefits	$—	$—	$296,000	$1,371,028	$206,719	$206,719	$—

John Soto

Payments Due Upon Termination:	Termination for Cause(1)	Voluntary Termination(2)	Involuntary Termination Without Cause(3)	Termination Following Change in Control(4)	Disability	Death	Retirement
Cash Severance
Base Salary	$—	$—	$330,000	$660,000	$—	$—	$—
Bonus	—	—	—	125	—	—	—

Total Cash Severance	—	—	330,000	660,125	—	—	—
Benefits & Perquisites
Executive Car Allowance	—	—	—	—	—	—	—

Total Benefits & Perquisites	—	—	—	—	—	—	—
Long Term Incentives
Value of Accelerated Stock Options(6)	—	—	—	230,092	230,092	230,092	—
Value of Accelerated Restricted Stock Units and Performance Shares(7)	—	—	—	478,589	104,022	104,022	—

Total Value of Long Term Incentives	—	—	—	708,681	334,114	334,114	—

Total Value:
All Benefits	$—	$—	$330,000	$1,368,806	$334,114	$334,114	$—

Mark A. Stephens

Payments Due Upon Termination:	Termination for Cause(1)	Voluntary Termination(2)	Involuntary Termination Without Cause(3)	Termination Following Change in Control(4)	Disability	Death	Retirement
Cash Severance
Base Salary	$—	$—	$299,000	$598,000	$—	$—	$—
Bonus	—	—	—	112	—	—	—

Total Cash Severance	—	—	299,000	598,112	—	—	—
Benefits & Perquisites
Long Term Incentives
Value of Accelerated Stock Options(6)	—	—	—	174,416	174,416	174,416	—
Value of Accelerated Restricted Stock Units and Performance Shares(7)	—	—	—	439,466	64,593	64,593	—

Total Value of Long Term Incentives	—	—	—	613,882	239,009	239,009	—

Total Value:
All Benefits	$—	$—	$299,000	$1,211,994	$239,009	$239,009	$—

(1)	Employees, including named executive officers, are not entitled to any benefits upon termination for cause. All unvested stock options and restricted stock units, as well as all vested but unexercised stock options are forfeited as of the date of termination.
(2)	Amounts in this column represent the total value of all benefits payable upon voluntary termination by the named executive officer as of June 1, 2015.
(3)	Amounts in this column represent benefits payable upon involuntary termination by the Company on June 1, 2015 (other than termination for cause or in connection with a change in control). The amounts depicted represent potential payments provided for by AngioDynamics’ Executive Severance Policy.

(4)	Amounts in this column represent benefits payable under our Change in Control Agreements following termination without cause or resignation by the executive for good reason on June 1, 2015 in connection with a change in control of the Company. For a further description of our Change in Control Agreements, see the Compensation Discussion and Analysis section titled “Change in Control Arrangements.”
(5)	In determining the value of health and welfare benefits, we use the assumptions used for financial reporting purposes under generally accepted accounting principles in the United States.
(6)	Amounts in the “Value of Accelerated Stock Options” row represent the number of shares underlying in-the-money unvested stock options held by each named executive officer, multiplied by the difference between that option’s exercise price and $16.08 (the closing price of our common stock on June 2, 2015 as reported on Nasdaq).
(7)	Amounts in the “Value of Accelerated Restricted Stock Units” row represent the value of the number of each named executive officer’s restricted stock units and performance shares, the vesting of which would have accelerated as of June 2, 2015, calculated by multiplying the number of accelerated restricted stock units and performance shares by $16.08 (the closing price of our common stock on June 2, 2015). No value with respect to performance shares is included in the death or disability column.

Internal Revenue Code Section 162(m) Considerations

Section 162(m) of the Internal Revenue Code generally prohibits a publicly-held corporation, such as AngioDynamics, from claiming a deduction on our federal income tax return for compensation in excess of $1 million paid for a given fiscal year to the CEO (or person acting in that capacity) and to the three most highly compensated officers other than the CEO as of the end of our fiscal year (but not including the chief financial officer). This limitation does not apply to compensation that meets the requirements under section 162(m) for “qualifying performance-based” compensation (i.e., compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by shareholders). In general, the Compensation Committee has structured awards to executive officers under the Company’s incentive programs to qualify for this “qualifying performance-based” compensation exception under Section 162(m) of the Internal Revenue Code. However, the Compensation Committee retains the discretion to award compensation that exceeds the Section 162(m) deductibility limit.

2014 Shareholder Advisory Vote on Executive Compensation

At our 2014 annual meeting, our shareholders approved, on an advisory basis, the compensation paid to our named executive officers, as disclosed under the compensation disclosure rules of the SEC, including the compensation discussion and analysis, the compensation tables and any related materials disclosed in the proxy statement for the 2014 annual meeting. The shareholder vote in favor of our named executive officer compensation totaled approximately 96 percent of all votes cast, including abstentions. The Compensation Committee considered the results of the 2014 vote and views the outcome as evidence of strong shareholder support of our executive compensation decisions and policies. Accordingly, the Compensation Committee did not change its approach to executive compensation in 2015.

Compensation Committee Report on Executive Compensation

The Compensation Committee of the Board of Directors evaluates and makes recommendations to the Board of Directors regarding the compensation of the CEO and approves the compensation of our other named executive officers. The Compensation Committee also administers all executive compensation programs, incentive compensation plans and equity-based plans and all other compensation and benefit programs currently in place. We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement for filing with the SEC.

Kevin J. Gould (Chairman)

Steven R. LaPorte

Wesley E. Johnson, Jr.

Summary Compensation Table for Fiscal 2015

The following table sets forth information concerning the compensation for services, in all capacities for our fiscal year ended May 31, 2015 of (i) our CEO, (ii) our CFO, and (iii) those persons who were, at the end of fiscal 2015, our three most highly compensated executive officers other than our CEO and CFO.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation (2) (3) ($)	Total ($)
Joseph M. DeVivo President, Chief Executive Officer	2015 2014 2013	638,702 599,540 568,614	N/A 250,000 N/A	1,251,098 2,473,628 236,486	366,107 219,220 145,950	420,695 70,653 —	N/A N/A N/A	23,996 27,911 64,986	2,700,598 3,640,952 1,016,035

Mark T. Frost Executive Vice President—Chief Financial Officer(4)	2015 2014 2013	360,544 353,439 167,192	N/A N/A N/A	266,117 345,865 247,800	77,872 89,882 424,000	119,884 23,986 —	N/A N/A N/A	28,833 20,651 6,923	853,250 833,824 845,915

Stephen A. Trowbridge Sr. Vice President and General Counsel	2015 2014 2013	293,803 280,579 203,365	N/A N/A N/A	448,328 246,707 106,300	56,135 64,115	96,412 28,875	N/A N/A N/A	29,069 32,853 30,222	923,746 650,128 339,887

John Soto(5) Executive Vice President and Chief Commercial Officer	2015 2014 2013	327,016 295,943 192,115	N/A N/A N/A	242,000 238,979 103,700	70,815 62,104 202,000	109,346 26,785	N/A N/A N/A	14,400 11,631 81,210	763,576 635,441 579,025

Mark A. Stephens(6) Sr. Vice President—Administration	2015 2014 2013	295,904 285,770 96,154	N/A N/A 15,000	193,685 246,707 123,900	56,683 64,115 212,000	97,348 22,500	N/A N/A N/A	31,619 42,796 65,063	675,238 656,694 512,116

(1)	Values in the Stock Awards column include the grant date fair value determined in accordance with FASB ASC Topic 718 of restricted stock units and the target amount of performance shares granted during the fiscal year ended May 31, 2015. Grant date fair value of performance shares was $19.83 during the fiscal year ended May 31, 2015 and $25.56 during the fiscal year ended May 31, 2014. Target amounts of performance shares included in this column are: for Mr. DeVivo, 41,178 for fiscal year 2015 and 36,676 for fiscal year 2014; for Mr. Frost, 8,759 for fiscal year 2015 and 10,025 for fiscal year 2014; for Mr. Trowbridge, 6,314 for fiscal year 2015 and 7,151 for fiscal year 2014; for Mr. Soto 7,965 for fiscal year 2015 and 6,927 for fiscal year 2014; and for Mr. Stephens, 6,375 for fiscal year 2015 and 7,151 for fiscal year 2014. If each named executive officer earned the maximum amount of performance shares at the end of the performance period, based on the closing price of our stock on June 1, 2015 of $16.11, Mr. DeVivo’s maximum value of performance shares granted in fiscal year 2015 would be $1,326,755 and for performance shares granted in fiscal year 2014 would be $1,181,700, Mr. Frost’s maximum value of performance shares granted in fiscal year 2015 would be $282,215 and for performance shares granted in fiscal year 2014 would be $323,006, Mr. Trowbridge’s maximum value of performance shares granted in fiscal year 2015 would be $203,437 and for performance shares granted in fiscal year 2014 would be $230,405, Mr. Soto’s maximum value of performance shares granted in fiscal year 2015 would be $256,632 and for performance shares granted in fiscal year 2014 would be $223,188, and Mr. Stephens’ maximum value of performance shares granted in fiscal year 2015 would be $205,403 and for performance shares granted in fiscal year 2014 would be $230,405.
(2)	For each of the Named Executive Officers, the amounts reported include amounts we contributed as matching contributions under the 401(k) Plan. For fiscal 2015, such amounts were $16,200 for Mr. DeVivo, $14,433 for Mr. Frost, $15,242 for Mr. Trowbridge and $17,219 for Mr. Stephens. For fiscal 2014, such amounts contributed were $15,300 for Mr. DeVivo, $9,020 for Mr. Frost, $15,374 for Mr. Trowbridge and $7,084 for Mr. Stephens. For fiscal 2013, such amounts contributed were $14,906 for Mr. DeVivo and 13,067 for Mr. Trowbridge.
(3)	The amounts reported include amounts pursuant to the executive auto lease program described above.
(4)	Mr. Frost commenced his position on November 30, 2012.
(5)	Mr. Soto commenced his position on September 10, 2012.
(6)	Mr. Stephens commenced his position on January 7, 2012.

Grants of Plan-Based Awards for Fiscal 2015

The following table provides information with respect to options to purchase shares of Common Stock and restricted stock units and awards granted to the named executive officers in fiscal 2015 pursuant to the 2004 Stock and Incentive Award Plan.

Name	Grant Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Under- lying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Market Value of Stock and Option Awards(3) ($)
		Threshold	Target ($)	Maximum (#)	Threshold (#)	Target (#)	Maximum (#)
Joseph M. DeVivo	7/25/2014		N/A			N/A			88,861	14.07	366,107
President and CEO	7/25/2014		N/A			N/A	—	30,884		14.07	434,537
	7/25/2014				20,589	41,178	82,356

Mark T. Frost	7/25/2014		N/A			N/A	—		18,901	14.07	77,872
Executive Vice	7/25/2014		N/A			N/A	—	6,569		14.07	96,564
President—Chief Financial Officer	7/25/2014		N/A		4,380	8,759	17,518

Stephen A. Trowbridge	7/25/2014		N/A			N/A	—		13,625	14.07	56,135
Senior Vice	7/25/2014		N/A			N/A	—	4,735		14.07	69,604
President—General	4/24/2014		N/A			N/A	—	15,000		17.01	256,500
Counsel	7/25/2014				3,157	6,314	12,628

John Soto	7/25/2014		N/A			N/A	—		17,188	14.07	70,815
Executive Vice President—Chief Commercial Officer	7/25/2014 7/25/2014		N/A		3,983	N/A 7,965	— 15,930	5,974		14.07	84,054

Mark A. Stephens	7/25/2014		N/A			N/A	—		13,758	14.07	56,683
Sr. Vice President— Administration	7/25/2014 7/25/2014		N/A		3,188	N/A 6,375	— 12,750	4,781		14.07	67,269

(1)	Grant Date pertains to the fiscal 2015 stock option and restricted stock awards.
(2)	In accordance with the terms of the 2004 Plan, these options were granted at 100% of the closing market price on the date of grant, or if such date was not a trading day, the average of the high and low sale prices of our common stock on the most recent prior trading day. Options have a seven year term. Generally all options become exercisable as to 25% of the shares on each of the first four anniversary dates of the date of grant.
(3)	Represents grant-date fair value based on FASB ASC 718 for fiscal 2015 stock option grants.

Outstanding Equity Awards at Fiscal 2015 Year-End

The following table summarizes the number of securities underlying outstanding equity awards for the named executive officers on May 31, 2015.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards:Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Joseph M. DeVivo President—Chief Executive Officer	300,000 17,500 14,934	100,000 17,500 44,799 88,861	N/A N/A N/A N/A	13.92 10.63 11.92 14.07	9/7/2018 8/17/2019 8/6/2020 7/25/2021	160,821	2,453,842	41,178	816,560

Mark T. Frost Executive Vice President—Chief Financial Officer	50,000 6,123	50,000 18,368 18,901	N/A N/A N/A	12.39 11.92 14.07	2/1/2020 8/6/2020 7/25/2021	37,471	512,959	7,958	157,807

Stephen A. Trowbridge Sr. Vice President— General Counsel	5,800 4,368 —	— 13,102 13,625	N/A N/A N/A	15.27 11.92 14.07	8/6/2015 8/6/2020 7/25/2021	30,885	473,216	6,314	125,207

John Soto Executive Vice President—Chief Commercial Officer	25,000 4,231	25,000 12,691 17,188	N/A N/A N/A	10.37 11.92 14.07	10/23/2019 8/6/2020 7/25/2021	19,006	250,671	7,965	157,946

Mark A. Stephens Sr. Vice President— Administration	25,000 4,368	25,000 13,102 13,758	N/A N/A N/A	12.39 11.92 14.07	2/1/2020 8/6/2020 7/25/2021	18,419	252,569	6,375	126,416

Option Exercises and Stock Vested for Fiscal 2015

The following table summarizes the stock option exercises and shares vested by the named executive officers during our fiscal year ended May 31, 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (#)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Joseph M. DeVivo President, Chief Executive Officer	—	—	16,396	234,007
Mark T. Frost Executive Vice President—Chief Financial Officer	—	—	6,879	114,965
Stephen A. Trowbridge Senior Vice President—General Counsel	—	—	6,190	91,012
John Soto Executive Vice President—Chief Commercial Officer	—	—	3,798	52,546
Mark A. Stephens Sr. Vice President—Administration	—	—	3,840	67,615

Director Compensation Table

The following table sets forth the fees, awards and other compensation paid to or earned by our directors (other than named executive officers) for the fiscal year ended May 31, 2015:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
David Burgstahler(2)	40,000	90,666	28,515	—		—	159,181
Howard W. Donnelly	80,000	90,666	28,515	—	—	—	199,181
Jeffrey G. Gold	55,000	90,666	28,515	—	—	—	174,181
Kevin J. Gould	57,500	90,666	28,515	—	—	—	176,681
Wesley E. Johnson, Jr.	62,500	90,666	28,515	—	—	—	181,681
Steven R. LaPorte	58,500	90,666	28,515	—	—	—	177,681
Dennis S. Meteny	65,000	90,666	28,515	—	—	—	184,181
Sriram Venkataraman(3)	—	—	—	—	—	—	—

(1)	Represents grant-date fair value based on FASB ASC 718.
(2)	David Burgstahler joined our Board of Directors on May 22, 2012 in connection with the acquisition of Navilyst Medical.
(3)	Sriram Venkataraman joined our Board of Directors on May 22, 2012 in connection with the acquisition of Navilyst Medical. Pursuant to the Stockholders Agreement, Mr. Venkataraman does not receive compensation for serving as a director.

Director Compensation Program During the Fiscal Year Ended May 31, 2015

As of July 16, 2014, we modified our Director compensation program following review of a report prepared for our Board of Directors by Mercer. Directors who are not our employees receive an annual retainer of $40,000. This total retainer replaces the previous retainer of $24,000 as well as all per meeting fees. The chairman of the Board of Directors receives an additional annual retainer of $40,000. The chairman of the Audit Committee receives an additional annual retainer of $25,000, the chairman of the Compensation Committee receives an additional annual retainer of $17,500, and the chairman of the Nominating and Corporate Governance Committee receives an additional retainer of $11,000. Members of the Audit Committee receive an additional retainer of $15,000, members of the Compensation Committee receive an additional retainer of $10,000 and members of the Nominating Committee receive an additional retainer of $6,000. Directors who are not our employees will also receive an annual equity grant, vesting in equal installments over three years, equal to $112,000, comprising 75% restricted stock units and 25% options. New directors receive options for 25,000 shares of our common stock upon joining our Board, which vest one-fourth per year over four years from the grant date. Directors who are our employees receive no additional compensation for their services as directors.

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The Audit Committee of our Board of Directors has selected PricewaterhouseCoopers LLP, independent certified public accountants, as our company’s independent registered public accounting firm for the fiscal year ending May 31, 2016. The Audit Committee has directed that the appointment of PricewaterhouseCoopers LLP be submitted to our shareholders for ratification due to the significance of their appointment to us. If our shareholders fail to ratify the appointment, it will be considered as a direction to our Board of Directors and the Audit Committee to consider the selection of a different firm. Even if the appointment is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our company and our shareholders.

The proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending May 31, 2016, must be approved by the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote at the Annual Meeting.

Representatives of PricewaterhouseCoopers LLP will attend the Annual Meeting. They will have an opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MAY 31, 2016.

AUDIT MATTERS

Audit Committee Report

The Audit Committee of the Board of Directors (the “Audit Committee”) is composed of four directors, each of whom has been determined by the Board of Directors (the “Board”) to be independent under the listing standards of The Nasdaq Stock Market LLC. The Audit Committee operates under a written Audit Committee Charter, which was adopted by the Board of Directors on February 27, 2004, and revised and approved by the Board of Directors on May 10, 2006, May 11, 2009, October 2010 and January 2015. The Audit Committee Charter is available on our website at www.angiodynamics.com under the “Investors—Corporate Governance—Committee Charters—Audit Committee” caption.

Management of the Company is responsible for internal controls, the financial reporting process and compliance with laws and regulations and ethical business standards. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s financial statements and effectiveness of internal controls in accordance with auditing standards generally accepted in the United States of America and for issuing a report thereon. The Audit Committee is charged with the duty to monitor and oversee these processes.

Pursuant to the Charter, the primary responsibilities of the Audit Committee are to assist the Board in its oversight of: (i) the integrity of the Company’s financial statements, financial reporting process, system of internal controls over financial reporting, and audit process; (ii) the Company’s compliance with, and process for monitoring compliance with, legal and regulatory requirements; (iii) the independent registered public accounting firm’s qualifications and independence; and (iv) the performance of the Company’s independent registered public accounting firm, including, without limitation, ensuring that interim quarterly financial statements are reviewed by the Company’s independent registered public accounting firm. The quarterly reviews include discussions by management and the independent registered public accounting firm with the Audit Committee. The Audit Committee must also pre-approve all audit and permitted non-audit services to be performed by the independent registered public accounting firm.

The Audit Committee has the authority to select, determine the compensation paid to, and replace the Company’s independent registered public accounting firm. The Audit Committee has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2016 subject to the vote by the shareholders at the 2015 Annual Meeting.

The Charter provides that the Audit Committee shall always consist of not less than three members, all of whom must be independent directors. No member of the Audit Committee may serve on the Audit Committees of more than two other public companies unless the Board determines that such simultaneous service would not impair the ability of such director to serve effectively on the Audit Committee, and discloses this determination in the proxy statement. To carry out its responsibilities, the Audit Committee met 9 times during fiscal year 2015.

Prior to the issuance of the fiscal 2015 financial statements, the Audit Committee met with management and with PricewaterhouseCoopers to review the financial statements and to discuss significant accounting issues and policies. Management advised the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee’s review included discussion with PricewaterhouseCoopers of matters that are required to be discussed pursuant to Statement on Auditing Standards No. 16, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board.

The Audit Committee discussed with PricewaterhouseCoopers matters relating to PricewaterhouseCoopers’ independence, including the written disclosures and the letter provided by PricewaterhouseCoopers to the Audit Committee as required by applicable requirements of the Public Company Accounting Oversight Board.

PricewaterhouseCoopers informed the Audit Committee in writing that it was independent with respect to the Company within the regulations promulgated by the Securities and Exchange Commission and the requirements of the Public Company Accounting Oversight Board. The Audit Committee has concluded that PricewaterhouseCoopers is independent of the Company and its management.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plan for their audit. The Audit Committee met with the independent registered public accounting firm, with and without management present, to discuss the results of their examination and the evaluation of the Company’s internal controls.

On the basis of these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Board approve the inclusion of the Company’s audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2015, for filing with the Securities and Exchange Commission.

Members of the Audit Committee:

Dennis S. Meteny, Chairman

Jeffrey G. Gold

Wesley E. Johnson

Sriram Venkataraman

The Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other filing we make under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (hereinafter referred to as the Exchange Act), except to the extent that we specifically incorporate the Audit Committee Report by reference therein.

Principal Accounting Fees and Services

The following table presents fees for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of our financial statements for the fiscal years ended May 31, 2015 and May 31, 2014, for inclusion in our Annual Reports on Form 10-K for the fiscal years ended May 31, 2015 and May 31, 2014, reviews of quarterly financial statements, and fees paid in those periods for other services rendered by PricewaterhouseCoopers LLP, in thousands:

	2015	2014
Audit Fees	$1,222	$1,054
Audit-Related Fees	2	0
Tax Fees	176	203
All Other Fees	0	0

	$1,400	$1,258

All fees shown in the table were related to services that were approved by the Audit Committee.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent registered public accounting firm.

In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm.

Prior to engagement of the independent registered public accounting firm for the next year’s audit, management submits a list of services and related fees expected to be rendered during that year within each of four categories of services to the Audit Committee for approval.

1.	Audit services include audit work performed on the financial statements and internal control over financial reporting, as well as work that generally only the independent registered public accounting firm can reasonably be expected to provide, including comfort letters, statutory audits, and discussions surrounding the proper application of financial accounting and/or reporting standards.

2.	Audit-Related services are for assurance and related services that are traditionally performed by the independent registered public accounting firm, including due diligence related to mergers and acquisitions and special procedures required to meet certain regulatory requirements.

3.	Tax services include all services, except those services specifically related to the audit of the financial statements, performed by the independent registered public accounting firm’s tax personnel, including tax analysis, assisting with coordination of execution of tax related activities, primarily in the area of corporate tax planning, supporting other tax-related regulatory requirements and tax compliance and reporting.

4.	Other Fees are those associated with services not captured in the other categories. We generally do not request such services from the independent registered public accounting firm.

Prior to engagement, the Audit Committee pre-approves the independent registered public accounting firm services within each category. The fees are budgeted in the Company’s annual operating budget. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval categories. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

PROPOSAL 3—ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The primary objective of our overall executive compensation program is to provide balanced, comprehensive and competitive rewards for the short and long-term in a cost-effective manner to the Company. We have designed our executive compensation program to incentivize achievement of earnings, sales and other financial metrics that we believe deliver value to our shareholders, drive operational results and promote high levels of individual performance. Our compensation program provides a combination of fixed and variable pay with an emphasis on at-risk compensation linked to performance goals. We believe that compensation levels in the medical device industry are dynamic and very competitive as a result of the need to attract and retain qualified executives with the necessary skills and experience to keep up with the complex regulatory environment in which we operate and to understand the rapidly changing medical technology in our industry. We believe that our current executive compensation program achieves our objectives effectively.

Shareholders are urged to read the Compensation Discussion and Analysis set forth in this proxy statement that discusses how our compensation policies and procedures reflect our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative disclosure, which describe the compensation of our five most highly-compensated executive officers in fiscal year 2015.

In accordance with the recent changes to Section 14A of the Exchange Act, as amended, which were made pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, and as a matter of good corporate governance, shareholders will be asked at the Annual Meeting to approve the following advisory resolution:

Adoption of Proposal No. 3

RESOLVED, that the shareholders of AngioDynamics, Inc. approve the compensation of the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the Summary Compensation Table and related compensation tables, and the related disclosure contained in this proxy statement.

This advisory vote is not binding. Although non-binding, the Compensation Committee will consider the outcome of the advisory vote when making future decisions regarding our executive compensation programs.

The Board of Directors, taking into account the advisory vote of our shareholders at the 2011 Annual Meeting of Shareholders, has approved an annual frequency for shareholder votes to approve the compensation of our named executive officers. As a result, unless the Board determines otherwise, the next such vote will be held at the Company’s 2016 Annual Meeting of Shareholders and on an annual basis thereafter.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions

There were no related party transactions pursuant to Item 404 of Regulation S-K during our fiscal year ended May 31, 2015.

Policy on Related Party Transactions

On July 27, 2007, the Board of Directors approved a Related Person Transaction Policy. The policy defines “Related Person Transaction” as certain transactions, arrangements or relationships in which the company participates, the amount exceeds $50,000 and certain related persons have a material interest. Under the policy, any potential Related Person Transaction, including for example the purchase of goods or services, guarantees of indebtedness or employment, must be pre-approved by the Audit Committee unless circumstances make pre-approval impracticable. In the latter case, management is allowed to enter into the transaction, but the transaction remains subject to ratification by the Audit Committee at a subsequent Audit Committee meeting. In determining whether to approve or ratify a Related Person Transaction, the Audit Committee will take into account a number of factors, including the related person’s interest and approximate dollar amount of the transaction, as well as, whether the transaction occurred in the ordinary course of business or through a competitive bid process. On an annual basis, the Audit Committee will review and assess ongoing Related Person Transactions to determine whether the relationships remain appropriate.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of initial ownership and changes in ownership with the SEC. Based solely on our review of copies of such forms received by us, or on written representations from certain reporting persons that no reports were required for such persons, we believe that, during the fiscal year ended May 31, 2015, all of our executive officers, directors and 10% shareholders complied with all Section 16 filing requirements, except that, through inadvertence, (i) each of Joseph DeVivo, Charles Greiner, Matthew Kapusta and Richard Stark did not file on a timely basis a Form 4 to report the exempt disposition of shares of common stock made to satisfy tax withholding obligations in connection with the pre-determined vesting of shares underlying restricted stock units previously awarded to each such person; (ii) each of David Burgstahler and Jeffrey Gold failed to timely file a Form 4 to report an award of restricted stock units; and (iii) Richard Stark failed to timely file a Form 4 to report the exercise of stock options and sale of the underlying shares. Each of these reports subsequently has been filed with the SEC.

ANNUAL REPORT

Any AngioDynamics shareholder may obtain without charge additional copies of our annual report on Form 10-K for the fiscal year ended May 31, 2015 (without exhibits), as filed with the SEC, by writing to:

General Counsel

AngioDynamics, Inc.

14 Plaza Drive

Latham, New York 12110

SHAREHOLDER PROPOSALS AND NOMINATIONS

Under Rule 14a-8 under the Exchange Act, shareholders may present proper proposals for inclusion in our proxy statement and for consideration at our next Annual Meeting of Shareholders. To be eligible for inclusion in our 2015 proxy statement, your proposal must be received by us no later than May 20, 2016 and must otherwise comply with Rule 14a-8. While the Board of Directors will consider shareholder proposals, we reserve the right to omit from our proxy statement shareholder proposals that we are not required to include under the Exchange Act, including under Rule 14a-8.

In addition, our By-Laws contain an advance notice provision with respect to matters to be brought before an Annual Meeting of Shareholders, including nominations for directors, and not included in our proxy statement. If you would like to nominate a director or bring any other business before the shareholders at the fiscal 2016 Annual Meeting, you must comply with the procedures contained in the By-Laws and you must notify us in writing, and such notice must be delivered to or received by our Secretary no earlier than June 29, 2016 and no later than July 29, 2016. However, if the fiscal 2016 Annual Meeting is called for a date that is not within 25 days before or after October 27, 2016, notice must be received by our Secretary no later than the close of business on the 10th day following the day on which notice of the fiscal 2016 Annual Meeting was mailed to shareholders or public disclosure of the date of the fiscal 2015 Annual Meeting was made, whichever first occurs.

You may write to our Secretary at our principal executive office, 14 Plaza Drive, Latham, New York 12110, to deliver the notices discussed above and to request a copy of the relevant By-Law provisions regarding the requirements for making shareholder proposals and nominations of directors.

OTHER MATTERS

As of the date of this proxy statement, we know of no matters other than those set forth herein that will be presented for consideration at the meeting. If any other matter or matters are properly brought before the meeting or any adjournment thereof, the persons named in the accompanying proxy will have discretionary authority to vote, or otherwise act, with respect to such matters in accordance with their judgment.

ANGIODYNAMICS, INC. 14 Plaza Drive Latham, NY 12110 ATTN: STEPHEN A. TROWBRIDGE

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.        DETACH AND RETURN THIS PORTION ONLY

			For	Withhold	For All	To withhold authority to vote for any
			All	All	Except	individual nominee(s), mark “For All
The Board of Directors recommends you vote FOR the following:						Except” and write the number(s) of the nominee(s) on the line below.

			☐	☐	☐
1.	Election of Directors Nominees
01 David Burgstahler 02 Wesley E. Johnson, Jr. 03 Steven R. LaPorte
The Board of Directors recommends you vote FOR proposals 2. and 3..								For	Against	Abstain
2.	To ratify the appointment of PricewaterhouseCoopers LLP as AngioDynamics’ independent registered public accounting firm for the fiscal year ending May 31, 2016.							☐	☐	☐

3.	Say-on-Pay - An advisory vote on the approval of compensation of our named executive officers.							☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
For address change/comments, mark here.					☐
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

ANGIODYNAMICS, INC. Annual Meeting of

Stockholders October 27, 2015 2:00 P.M.,

local time

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Joseph M. DeVivo and Mark T. Frost, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of ANGIODYNAMICS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of stockholders to be held at 2:00 p.m., local time on 10/27/2015, at the Sofitel Hotel, 45 W 44th Street, New York, NY 10036, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Director’s recommendations.

Address change/comments:

__________________________________________________________________________________________

___________________________________________________________________________________________

___________________________________________________________________________________________

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side